Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

BLACK HAWK ACQUISITION, INC.

BLACK HAWK ENERGY SERVICES, INC.

and

CHRIS BEAL

STUART BUCKINGHAM

KENNETH STEVENS

JEFF THOMAS

GREGORY M. TUCKER

Dated as of October 29, 2013

EXECUTION VERSION

i

EXECUTION VERSION

ii

EXECUTION VERSION

EXHIBITS:

Exhibit A	-	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Form of Employment Agreements for each of Stuart Buckingham, Stewart Peterson and Lonnie Brannin
Exhibit D	-	Form of Transition Services Agreement
Exhibit E	-	Form of Guarantee

iii

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 29, 2013, is entered into by and among Black Hawk Acquisition, Inc., a Delaware corporation (“Buyer”), Black Hawk Energy Services, Inc., a New Mexico corporation (“Seller”), and Chris Beal, Stuart Buckingham, Kenneth Stevens, Jeff Thomas, and Gregory M. Tucker (each, a “Shareholder” and collectively, the “Shareholders”). Buyer, Seller and the Shareholders are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS:

A.         Seller is engaged in the business of operating work over and completion rigs, reverse units and air/foam packages in Texas, New Mexico, Colorado and North Dakota (the “Business”);

B.         Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business and substantially all of the assets of Seller used in or relating to the Business or otherwise, and Seller desires to transfer to Buyer, and Buyer desires to assume from Seller, certain limited liabilities of Seller as hereinafter specified;

C.         The Shareholders, who collectively are the registered and beneficial owners of all of the issued and outstanding shares (the “Shares”) of common stock, par value $1.00 per share, of Seller, desire that the foregoing be effected; and

D.         Seller is willing to provide to Buyer certain transition services on the terms and subject to the conditions of a transition services agreement to be executed by the parties pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1.     Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer or causes to be sold, transferred, conveyed and delivered to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens, all of Seller’s right, title and interest in, to and under (i) the Business as a going concern and all of the goodwill relating to the Business or of Seller and (ii) all of the assets and properties of Seller, or otherwise used in the Business (including, without limitation, any and all assets relating to the Business by all Affiliates of the Seller) , of every kind, character and description, tangible or intangible, real, personal or mixed, and wherever located (other than the Excluded Assets), including but not limited to the following (clauses (i) and (ii) collectively, the “Purchased Assets”):

EXECUTION VERSION

(a)     all fixed assets, rigs, fixtures, machinery, equipment, tools, vehicles, furniture, office and other supplies, spare parts, furnishings, leasehold improvements, appliances, communications equipment, computers and peripheral devices, goods and any rights under lease to use such machinery, vehicles, furnishings and equipment and all other items of personal property and other tangible personal property, including but not limited to those listed on Section 1.1(a) of the Seller Disclosure Schedule;

(b)     (1) the fee title or other comparable title to the Owned Real Property and (2) Seller’s interest in the Leased Real Properties, under each and all of the Real Property Leases, in each case as set forth in Section 1.1(b) of the Seller Disclosure Schedule;

(c)     all rights in, to and under those Contracts set forth in Section 1.1(c) of the Seller Disclosure Schedule (collectively, the “Assumed Contracts”);

(d)     all Permits held by or granted to Seller or that are otherwise used or useful in or associated with the Business;

(e)     all Receivables of Seller;

(f)     all petty cash of Seller at the facilities included in the Owned Real Property and Leased Real Properties;

(g)     all lock boxes maintained by or on behalf of Seller;

(h)     all of Seller’s books, records, ledgers, files, documents, correspondence, lists (including but not limited to client, vendor, supplier, contractor and service-provider lists), plans, specifications, surveys, drawings, advertising, marketing, sales and promotional materials, engineering reports, and subject to applicable Law, personnel records of all employees, whether written, electronic or otherwise, including but not limited to customer records, supplier lists, purchase and sale records, price lists, billing, payment and dispute histories, credit information and similar data, correspondence, quality control records and research and development files (provided, however, that the Seller shall be entitled to retain one copy of such books, records and files to the extent necessary to prepare any Tax or other governmental filing or to the extent related to any of the Excluded Assets);

(i)     all of Seller’s deferred charges, advance payments, prepaid and deferred items (including prepaid rent), credits, security and other deposits, claims for refunds, rights of offset, and credits of all kinds, to the extent included in the computation of Final Working Capital;

(j)     all rights, to the extent assignable, under or pursuant to warranties, representations and guarantees (express or implied) made by suppliers, vendors, manufacturers, contractors or licensors in connection with the Purchased Assets;

(k)     all insurance benefits, including all rights thereunder and proceeds thereof, relating to the Purchased Assets;

EXECUTION VERSION

(l)     all claims of Seller against third parties, whether contingent or non-contingent, relating to the Purchased Assets;

(m)    all right, title and interest of Seller in any Intellectual Property, including but not limited to those listed on Section 1.1(m) of the Seller Disclosure Schedule;

(n)    all goodwill associated with the Business or the Purchased Assets, including the use of the name, “Black Hawk Energy Services, Inc.,” together with the right to represent to third parties that Buyer is the successor to or acquirer of the Business;

(o)    all of the other assets, whether tangible or intangible, of Seller or relating to the Business or the Purchased Assets (other than the Excluded Assets).

Section 1.2.     Excluded Assets. The Purchased Assets to be purchased and sold hereunder, and the term “Purchased Assets” as used herein, shall not include the following, and only the following, specified assets of Seller (collectively, the “Excluded Assets”):

(a)    all cash and cash equivalents, including checks received pending collection as of the close of business on the Closing Date, notes, bank deposits, certificates of deposit and marketable securities, other than petty cash of Seller at the facilities included in the Owned Real Property and Leased Real Properties;

(b)    all rights in, to and under the Seller Contracts other than the Assumed Contracts;

(c)    Seller’s interest in all of the Leased Real Properties, under each and all of the Real Property Leases, other than those Leased Real Properties set forth in Section 1.1(b) of the Seller Disclosure Schedule;

(d)    all rights in, to and under Seller Benefit Plans set forth in Section 1.2(d) of the Seller Disclosure Schedule (including without limitation Seller’s 401(K) plan);

(e)    Seller’s rights under this Agreement and the Ancillary Agreements;

(f)     all claims for insurance recoveries and Tax refunds to the extent related to any Excluded Asset or any Excluded Liability;

(g)    all counterclaims and rights of offset in respect of any Excluded Liabilities;

(h)    Seller’s corporate minute books and stock books; and

(i)     all bank accounts, safe deposit boxes, checking accounts or other accounts of any nature maintained by or on behalf of Seller other than lock boxes.

EXECUTION VERSION

Section 1.3.     Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due (a) all liabilities and obligations of Seller under the Assumed Contracts to the extent such liabilities and obligations are to be performed after the Closing and do not arise out of or relate to a breach of any Assumed Contract or this Agreement; provided, that Buyer shall not assume any liability or obligation arising out of or relating to any occurrence, event or other condition existing or happening on or prior to the Closing Date, (b) any account payable to the extent such liabilities and obligations were incurred in the ordinary course of business consistent with past practice and are current and not past due as of the Closing, but only to the extent included in the computation of Final Working Capital and (c) all liabilities and obligations of Seller payable after the Closing Date concerning any Transferred Employee, but only to the extent included in the computation of Final Working Capital (collectively, the “Assumed Liabilities”).

Section 1.4.     Excluded Liabilities. Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any and all liabilities and obligations of Seller of any nature whatsoever, whether past, current or future, whether accrued, contingent, known or unknown, other than the Assumed Liabilities, including but not limited to (collectively, the “Excluded Liabilities”):

(a)     any liability or obligation of Seller pertaining to any Excluded Assets;

(b)     any liability or obligation under the Assumed Contracts to the extent such liabilities and obligations (i) are to be performed on or prior to the Closing Date, (ii) arise out of or relate to a breach by Seller of any Assumed Contract on or prior to the Closing Date or of this Agreement or (iii) arise out of or relate to any occurrence, event or other condition existing or happening on or prior to the Closing Date, including but not limited to any indemnification obligations under any Assumed Contract;

(c)     any account payable to the extent such liabilities and obligations (i) were not incurred in the ordinary course of business consistent with past practice, (ii) are past due or otherwise not current as of the Closing or (iii) are not included in the computation of Final Working Capital;

(d)     any liability or obligation for Taxes for any taxable period or ratable portion thereof ending on or prior to the Closing Date, including Taxes which arise as a result of this Agreement;

(e)     any liability or obligation of Seller arising out of or relating to events that occurred on or prior to the Closing Date concerning any current or former employees or contractors of Seller, under any Seller Benefit Plan or pursuant to any employment agreement, retention agreement, severance agreement, change of control agreement or other plan, policy or arrangement with or concerning the current or former employees or contractors of Seller, including but not limited to any liabilities for retention bonuses, medical insurance, post-retirement life insurance and any other post-retirement benefits for current or former employees of Seller and for employees who would otherwise be eligible for such benefits as of the Closing Date;

(f)     any liability or obligation arising out of or relating to the generation, use, handling, presence, treatment, storage, transportation, disposal or Release of any Hazardous Substances on or prior to the Closing Date, and any liabilities or obligations resulting from violations of applicable Environmental Laws on or prior to the Closing Date;

EXECUTION VERSION

(g)     any liability or obligation of Seller or its Affiliates arising out of or relating to any facility that Seller may have owned, leased, operated or otherwise used at any time that is not included in the Owned Real Property or Leased Real Property, including any such liabilities or obligations resulting from the generation, use, handling, presence, treatment, storage, transportation, disposal or Release of any Hazardous Materials at any such facility or any violations of applicable Environmental Laws on, prior to or after the Closing;

(h)     any liability or obligation of Seller arising out of or relating to any Action, occurrence, event or other condition existing or happening on or prior to the Closing Date, including but not limited to the matters set forth in Section 1.4(h) of the Seller Disclosure Schedule and any demand for indemnification under any master services agreement with a customer;

(i)     any liability or obligation of Seller for any non-compliance with applicable Laws on or prior to the Closing Date;

(j)     any liability or obligation of Seller or any Shareholder under any transaction between Seller or any Shareholder on the one hand, and any of the directors, officers, shareholders or other Affiliates of Seller or any Shareholder, or any of their respective Affiliates or family members, on the other hand; and

(k)     any liabilities or obligations of Seller under this Agreement or the Ancillary Agreements.

Section 1.5.     The Closing. Consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the earliest practicable date after which all conditions to the obligations of the parties set forth in Section 1.13 and Section 1.14 have been satisfied or waived by the party entitled to waive same (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date as the Seller and Buyer may mutually agree upon in writing on the date hereof (the “Closing Date”). The Closing shall occur electronically, with the parties exchanging all signature pages to the documents specified herein via email delivery and with the originals to follow by overnight delivery. The Closing shall be deemed to have become effective as of 12:01 a.m., local time, on the Closing Date.

Section 1.6.     Purchase Price.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale by Seller of the Business and Purchased Assets to Buyer, in addition to the assumption of the Assumed Liabilities, the purchase price to be paid by Buyer at the Closing shall be an amount payable in cash equal to $60,000,000, plus or minus the Preliminary Working Capital Adjustment set forth in Section 1.6(b), to be paid in accordance with Section 1.6.(c) (the “Initial Purchase Price”). The Initial Purchase Price shall be subject to adjustment pursuant to Section 1.7 (as so adjusted, the “Purchase Price”).

EXECUTION VERSION

(b)     No later than three (3) Business Days prior to the Closing, the Seller shall deliver to the Buyer a written statement (the “Purchase Price Closing Settlement Statement”), setting forth (i) the Seller’s good faith estimate, based upon its most recently available month end internal financial statements prior to the Closing, of the amount of the Closing Working Capital (the “Preliminary Working Capital”) and the amount by which the Preliminary Working Capital exceeds or is less than the Target Working Capital (such difference, the “Preliminary Working Capital Adjustment”), (ii) the aggregate amount of Seller’s Indebtedness as of the Closing Date (which shall be the same as the amount thereof specified in the payoff letters described in Section 1.10(i)), together with a listing of the individual accounts, their payees and amounts due to each in respect thereof, (iii) the aggregate amount of Seller Transaction Expenses unpaid as of the Closing Date, together with a listing of the individual accounts, their payees and amounts due to each in respect thereof, and (iv) based on the foregoing, the amount to be paid to Seller by Buyer at the Closing.

(c)     At the Closing, the Buyer will pay the Initial Purchase Price by wire transfer of immediately available funds, as follows:

(i)     the Escrow Fund to such account provided by the Escrow Agent to Buyer and Seller no later than three days prior to the Closing Date;

(ii)     Seller’s Indebtedness, if any, in such amounts and to such accounts as set forth on the Purchase Price Closing Settlement Statement;

(iii)     the unpaid Seller Transaction Expenses, if any, in such amounts and to such accounts as set forth on the Purchase Price Closing Settlement Statement; and

(iv)     After payment of (i), (ii) and (iii) above, the balance of the Initial Purchase Price will be paid to the Seller in the amount and to such account set forth on the Purchase Price Closing Settlement Statement.

Section 1.7.     Working Capital Adjustment. The Purchase Price shall be adjusted after the Closing in accordance with the following procedures:

(a)     Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Initial Statement”) calculating and setting forth the actual Working Capital as of the Closing Date (the amount calculated and set forth on such Initial Statement, the “Initial Working Capital”), which statement shall include a worksheet setting forth in reasonable detail how such amount was calculated. The Initial Statement shall be prepared in accordance with GAAP, consistent with the methodologies set forth on Section 1.7(a) of the Seller Disclosure Schedule.

(b)     During the thirty (30) days immediately following Seller’s receipt of the Initial Statement (the “Purchase Price Adjustment Review Period”), Seller shall be permitted to review Buyer’s working papers and any working papers of Buyer’s independent accountants relating to the preparation of the Initial Statement and the calculation of the Initial Working Capital, as well as all of the books, records and other relevant information relating to the Initial Working Capital with respect to the period up to and including the Business Day immediately prior to the Closing Date, and Buyer shall make reasonably available to Seller the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Statement and the Initial Working Capital; provided, however, that the independent accountants of Buyer shall not be obligated to make any working papers available to Seller unless and until Seller has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

EXECUTION VERSION

(c)     Seller shall notify Buyer in writing (the “Adjustment Notice”) prior to the expiration of the Purchase Price Adjustment Review Period if Seller disagrees with the Initial Statement or the Initial Working Capital. The Adjustment Notice shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Seller’s determination of the amount of the Initial Working Capital. Any items not disputed in the Adjustment Notice shall be deemed to have been accepted by Seller. If no Adjustment Notice is received by Buyer on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Initial Statement and the Initial Working Capital set forth in the Initial Statement shall be deemed to have been accepted by Seller and shall become final and binding upon Seller and Buyer in accordance with the last sentence of Section 1.7(e).

(d)     During the thirty (30) days immediately following the delivery of an Adjustment Notice (the “Purchase Price Adjustment Consultation Period”), Seller and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Adjustment Notice.

(e)     If, at the end of the Purchase Price Adjustment Consultation Period, Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Adjustment Notice, then Seller and Buyer shall submit all matters that remain in dispute with respect to the Adjustment Notice (along with a copy of the Initial Statement marked to indicate those line items that are in dispute) to a regional or national firm of independent accountants mutually acceptable to Seller and Buyer (the “Independent Accountant”). Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on Seller and Buyer, in accordance with this Section 1.7(e), of the appropriate amount of each of the line items in the Initial Statement as to which Seller and Buyer disagree as specified in the Adjustment Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Adjustment Notice or Buyer in the Initial Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Adjustment Notice that remain in dispute. The statement of the Working Capital as of the Closing and the determination of the Working Capital set forth therein that are final and binding on Seller and Buyer, as determined either through agreement of Seller and Buyer (deemed or otherwise) pursuant to Section 1.7(a) or (c) or through the determination of the Independent Accountant pursuant to this Section 1.7(e), are referred to herein as the “Final Statement” and the “Final Working Capital”, respectively. The date on which the Final Working Capital is finally determined in accordance with this Section 1.7(e) is hereinafter referred to as the “Determination Date.”

EXECUTION VERSION

(f)     The cost of the Independent Accountant’s review and determination shall be shared equally by Seller and Buyer. Seller and Buyer shall each bear the fees of their respective counsel, auditors and other representatives incurred in connection with the determination and review of the Initial Statement. During the review by the Independent Accountant, Buyer and Seller shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 1.7(e); provided, however, that the independent accountants of Seller or Buyer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(g)     As used herein, the “Final Working Capital Adjustment” may be a positive or negative amount, and shall be equal to the Final Working Capital minus the Target Working Capital. Upon the determination of the Final Working Capital Adjustment on the Determination Date, the Initial Purchase Price shall be recomputed using the Final Working Capital Adjustment instead of the Preliminary Working Capital Adjustment. If such recomputation results in an increase of the Initial Purchase Price, the Buyer shall pay to the Seller an amount in cash equal to such increase within five (5) Business Days after the Determination Date. If such recomputation results in a decrease of the Initial Purchase Price, then Buyer shall be entitled to receive from the Escrow Fund an amount in cash equal to such decrease within five (5) Business Days after the Determination Date.

Section 1.8.     Allocation of Purchase Price. Within ninety (90) days following the Closing Date, Buyer will provide Seller with a copy of IRS Form 8594 and any required exhibits thereto, allocating the Initial Purchase Price (together with the Assumed Liabilities treated as assumed liabilities for federal income tax purposes) among the Purchased Assets (the “Allocation”). The Allocation shall (i) in respect of the fixed assets included in the Purchased Assets, be based upon their fair market values as set forth in an independent appraisal conducted by Buyer (a copy of which shall be furnished to the Seller), (ii) include not more than $500,000 as being attributable to the covenants not to compete and solicit set forth in Section 5.5 of this Agreement; provided that such allocation shall not in any way limit Buyer’s right of recovery for a breach of Section 5.5 of this Agreement; and (iii) otherwise comply with the requirements of Section 1060 of the Code. In the event an adjustment to the Initial Purchase Price is made pursuant to Section 1.7, the Allocation shall be revised accordingly by Buyer and presented to Seller. Each of Seller and Buyer agree that, to the extent permitted by applicable Law, it will adopt and utilize the amounts allocated to each asset or class of assets for purposes of all Tax Returns and that it will not voluntarily take any position inconsistent with the Allocation upon examination of any such Tax Returns, in any claim for refund, in any litigation or otherwise with respect to such Tax Returns. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

EXECUTION VERSION

Section 1.9.     Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease or other agreement or arrangement or any claim, right or benefit, if an assignment without the consent of a third party would constitute a breach or violation thereof and would adversely affect Seller’s ability to convey the interest or impair the interest as conveyed to Buyer. If the consent of a third party which is required in order to assign any such interest is not obtained on or prior to the Closing Date, or if an attempted assignment would be ineffective or would affect Seller’s ability to convey the interest unimpaired, then, at Buyer’s request, Seller shall cooperate with Buyer in any reasonable arrangement, including performance by Seller or Buyer, as the case may be, as agent for the other, in order to cause Buyer to receive the benefits of such interest, and to accept the burdens and perform the obligations, under any such instrument, contract, lease or other agreement or arrangement or any such claim, right or benefit all as of the Closing; provided, however, that (i) such alternative arrangement does not impose any adverse economic consequence to either Seller or Buyer and (ii) the parties will continue to use their commercially reasonable efforts after the Closing to obtain the applicable third party consent. Any transfer or assignment to Buyer by Seller of any interest under any such instrument, contract, lease or other agreement or arrangement or any such claim, right or benefit that requires the consent of a third party shall be made subject to such consent or approval being obtained.

Section 1.10.     Deliveries by Seller and the Shareholders. At the Closing, Seller and the Shareholders, as applicable, shall deliver to Buyer:

(a)     a duly executed Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”);

(b)     a duly executed Escrow Agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), pursuant to which the Escrow Fund will be held in escrow to satisfy certain potential obligations of Seller and will be released to Seller or Buyer when and as provided therein;

(c)     duly executed employment agreements, between Buyer or its Subsidiaries and each of Stuart Buckingham, Stewart Peterson and Lonnie Brannin, in the forms attached as Exhibit C (collectively, the “Employment Agreements”);

(d)     duly executed assignment and assumption agreements with respect to each of the Real Property Leases in form and substance reasonably satisfactory to Buyer, in each case dated as of the Closing Date, and, at Buyer’s discretion, duly executed subordination agreements with each landlord under the Real Property Leases, in form and substance reasonably satisfactory to Buyer;

(e)     the required consents or waivers of third parties set forth in Section 1.10(e) of the Seller Disclosure Schedule, in each case in form and substance reasonably satisfactory to Buyer;

(f)     with respect to each Owned Real Property, a duly executed warranty deed (each a “Deed” and collectively, the “Deeds”), in form and substance reasonably satisfactory to Buyer, which Deed shall convey to Buyer good, marketable and insurable fee simple absolute title to each Owned Real Property, free and clear of all Liens and which Deed shall be in recordable form, duly executed and acknowledged, and shall have affixed thereto, at Seller’s sole cost and expense, any requisite transfer tax in proper amount;

EXECUTION VERSION

(g)     with respect to vehicles included in the Purchased Assets, the original titles to such vehicles;

(h)     with respect to each Owned Real Property, a title affidavit in favor of the title insurance company (the “Title Company”) issuing the title insurance policy on each Owned Real Property which affidavit shall give such other assurances and indemnities as the Title Company may require in order for the Title Company to unconditionally issue a title policy to Buyer (at Buyer’s expense) to be effective as of the Closing, in form and substance reasonably satisfactory to Buyer, including, without limitation, assurances and indemnities so as to cause the Title Company not to take exception as to matters which may arise between Closing and the time the Deed is recorded;

(i)     (i) copies of payoff letters, in form and substance reasonably satisfactory to Buyer, with respect to all Indebtedness of Seller, including but not limited to the Indebtedness set forth on Section 1.10(i) of the Seller Disclosure Schedule, which payoff letters shall discharge fully the then outstanding balance, including all accrued and unpaid interest thereon and any other fees, costs and expenses payable to the holders in connection therewith, of such obligations, and (ii) copies of releases, in form and substance reasonably satisfactory to Buyer, of all Liens and other security over Seller’s properties and assets securing all such obligations;

(j)     duly executed assignments of (i) the Patents and trademarks that are included in Intellectual Property (if applicable), in forms suitable for recording in the United States Patent and Trademark Office, and (ii) duly executed assignments of the copyright registrations and applications for copyright registration owned by the Seller that are included in Intellectual Property (if applicable);

(k)     evidence reasonably satisfactory to Buyer that each of the Contracts (including without limitation all of the existing employment agreements to which Seller is a party) set forth in Section 1.10(k) of the Seller Disclosure Schedule has been terminated and all rights and obligations thereunder are null and void;

(l)     a duly and properly authorized and executed evidence (in form and substance reasonably satisfactory to Buyer) as to the amendment of Seller’s certificate of incorporation (the “Organizational Amendment”) changing Seller’s name to another name that does not include any of the following words “Black Hawk Energy Services,” or any variation thereof;

(m)     a duly executed Transition Services Agreement substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”);

(n)     all documents containing or relating to know-how to be acquired by Buyer pursuant to this Agreement;

(o)     evidence reasonably satisfactory to Buyer that each item set forth in Section 2.17 of the Seller Disclosure Schedule has been remedied;

EXECUTION VERSION

(p)     evidence reasonably satisfactory to Buyer that the transfer of Seller’s domain name, contemplated in Section 2.13(a)(ii) of the Seller Disclosure Schedule, shall have occurred;

(q)     an updated Schedule 2.27(a)(i) of the Seller Disclosure Schedule, in form and substance reasonably satisfactory to Buyer;

(r)     an amendment to the Economic Development Performance Agreement Andrews Economic Development Corporation by and between Andrews Economic Development Corporation and Blackhawk Energy Services on terms and conditions reasonably satisfactory to Buyer; and

(s)     all such other documents, certificates, instruments of assignment and transfer as are reasonably necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including but not limited to the documents to be delivered pursuant to Section 1.1(h) and all such documents effecting the transfer to Buyer of all of Seller’s right, title and interest in, to and under the Purchased Assets in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer.

Section 1.11.    Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, the Shareholders and the Escrow Agent, as applicable:

(a)     the Initial Purchase Price in accordance with Section 1.6(b);

(b)     each of the following documents, duly executed: (i) the Bill of Sale, Assignment and Assumption Agreement, (ii) the Escrow Agreement, (iii) the Employment Agreements, (iv) assignment and assumption agreements with respect to each of the Real Property Leases, (v) the Deeds, (vi) assignments with respect to the transfer of any Intellectual Property and (vii) the Transition Services Agreement;

(c)     such other documents as are required to be delivered by Buyer to Seller pursuant to this Agreement.

Section 1.12.    Guarantee. At Closing, Buyer will cause its Affiliate, Steel Energy Ltd., to deliver to Seller a guaranty of the Buyer’s obligations under Sections 1.7 and Article VI herein in the form of Exhibit E hereto.

Section 1.13.    Buyer’s Obligations to Close. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties with respect to Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, and the Buyer shall have received a certificate of Seller to such effect signed by Seller.

EXECUTION VERSION

(b)     The covenants and agreements contained in this Agreement to be performed or complied with by the Seller and Shareholders on or before the Closing Date shall have been performed or complied with, and the Buyer shall have received a certificate of Seller to such effect signed by Seller.

(c)     There shall not be in effect any order of a Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(d)     No Action shall be pending or threatened by or before any Governmental Entity against the Seller or Buyer seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Buyer, is likely to render it undesirable, impossible or unlawful to consummate such transactions.

(e)     No later than thirty (30) calendar days prior to Closing, Seller shall have delivered an updated Section 2.16(a) of the Seller Disclosure Schedule.

(f)     Between the date of this Agreement and the Closing Date, no event shall have occurred or circumstance shall exist that has had a Material Adverse Effect.

(g)     Seller and the Shareholders shall have delivered all documents, certificates and instruments required hereunder to be delivered by them by or at Closing, including the documents, certificates and instruments identified in Section 1.10.

(h)     Buyer shall have received the consent of the lenders who are party to the Credit Agreement dated as of July 3, 2013, by and among Steel Energy Ltd., Wells Fargo Bank National Association, RBS Citizens, N.A., and Comerica Bank.

(i)     At least 100% of the Employees set forth on Section 1.13(i) of the Seller Disclosure Schedule (the “Key Employees”) and at least 95% of all other Employees who are extended offers of employment by Buyer on compensation and benefit terms substantially similar to those afforded by the Seller shall have accepted Buyer’s offer of employment no later than twenty (20) calendar days prior to the Closing. In addition, the Key Employees and at least 95% of all other Employees so offered employment by Buyer shall have completed Buyer’s valid Form I-9 Employment Eligibility Verification to the sole satisfaction of Buyer by date of Closing and with employment effective upon the Closing. Such acceptance shall not have been terminated or rescinded by such Employees as of the Closing, except as may result from normal Employee attrition in the ordinary course of business.

(j)     Seller shall have used its best efforts to confirm the identity and work authorization of each of its Employees, to the satisfaction of Buyer.

(k)    Buyer shall have received an ALTA owner’s policy of title insurance for each of the Owned Real Property, with such endorsements and affirmative insurance as requested by Buyer, free and clear of all Liens, showing title to each of the Owned Real Property vested in Buyer, with liability equal to the amount designated by Buyer, said policies to be at Buyer’s sole cost and expense.

EXECUTION VERSION

(l)     Buyer shall have received, by licensed land surveyors, an ALTA land survey (dated on or after the date hereof and prior to Closing) for each of the Owned Real Property, free and clear of all Liens, and otherwise satisfactory to Buyer in its sole discretion, said surveys to be at Buyer’s sole cost and expense.

(m)    Buyer shall have received flood hazard certificates from the Department of Homeland Security – Federal Emergency Management Agency, showing that none of the Real Property is in any type of flood zone or area.

(n)    No action by the appropriate Governmental Entities shall have occurred or exists with respect to the certificates of occupancy covering all portions of the Real Property that are improved and occupied  that would adversely impact the continued use of such Real Property in its current and contemplated manner, with no restrictions on such use; and, with respect to the Owned Real Property recently acquired by Seller in Andrews, Texas, Buyer shall have received a PZR zoning and compliance report showing that Buyer’s contemplated use is legal and permissible with no restrictions on such use, and otherwise satisfactory to Buyer in its sole discretion, said reports to be at Buyer’s sole cost and expense.

Section 1.14.   Seller’s Obligations to Close. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of the Buyer contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing Date shall have been complied with in all material respects, and the Seller shall have received a certificate from the Buyer to such effect signed by a duly authorized officer thereof.

(b)    The Buyer shall have executed, acknowledged (where appropriate) and delivered all documents, certificates and instruments required hereunder to be delivered by it at Closing, including the documents, certificates, instruments and consideration identified in Section 1.11.

Section 1.15.   Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual consent of the Seller and Buyer;

(b)    by Buyer, if (i) there has been a material misrepresentation, inaccuracy or breach of warranty in the representations and warranties in respect of Seller set forth herein or if there has been any material failure on the part of Seller or the Shareholders to perform any covenant or agreement made by any of Seller or the Shareholders; and (ii) if such, breach, failure, inaccuracy or misrepresentation is subject to cure, Seller has not cured such breach, failure, inaccuracy or misrepresentation to Buyer’s reasonable satisfaction within ten (10) calendar days after Buyer gives Seller written notice of an intent to terminate this Agreement (which notice shall reasonably identify the breach, failure or misrepresentation);

EXECUTION VERSION

(c)     by Seller, if (i) there has been a material misrepresentation, inaccuracy or breach of warranty in the representations and warranties of Buyer set forth herein or if there has been any material failure on the part of Buyer to perform any covenant or agreement made by Buyer; and (ii) if such, breach, failure, inaccuracy or misrepresentation is subject to cure, Buyer has not cured such breach, failure, inaccuracy or misrepresentation to Seller’s reasonable satisfaction within ten (10) calendar days after Seller gives Buyer written notice of an intent to terminate this Agreement (which notice shall reasonably identify the breach, failure or misrepresentation); provided, however, that the right to terminate this Agreement under this paragraph (c) of Section 1.15 shall not be available to Seller if such failure to close results from Seller’s breach of any of its covenants, representations or warranties in this Agreement;

(d)     by Buyer, if the Closing shall not have occurred by November 30, 2013 because Seller cannot satisfy any of the conditions set forth in Sections 1.13(e), (i) and (g) (with respect to the delivery of Employment Agreements set forth in Section 1.10(c));

(e)     by either Seller or Buyer if the Closing shall not have occurred by December 31, 2013, which date may be extended from time to time by written agreement of Buyer and Seller; provided, however, that the right to terminate this Agreement under this paragraph (e) of Section 1.15 shall not be available to a party if such failure to close results from such party breaching any of its covenants, representations or warranties in this Agreement;

(f)     By Buyer, if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date of this Agreement that has had a Material Adverse Effect; or

(g)     By either Seller or Buyer, if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

Section 1.16.     Effect of Termination. In the event of termination of this Agreement as provided in Section 1.15, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that Section 5.10(b) and Article VII shall survive any such termination; provided, however, that nothing herein shall relieve any party for liability from any knowing and material breach of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

Except as set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”) (it being understood that each exception set forth in the Seller Disclosure Schedule and each other response to this Agreement set forth in the Seller Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section), Seller and the Shareholders hereby, jointly and severally, represent and warrant to Buyer as of the date hereof as follows:

EXECUTION VERSION

Section 2.1.     Organization, Standing and Power.

(a)     Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Mexico. Seller has all requisite corporate power and authority necessary to enable it to use its name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as it has been and is now currently being conducted. Seller is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary.

(b)     True, correct and complete copies of the Organizational Documents of Seller, as currently amended and in effect, have been made available to Buyer prior to the date hereof, and Seller is not in default under or in violation of any provision thereof.

(c)     Seller does not, and has never, owned, directly or indirectly, any capital stock or other equity interests in any Person (except for investments in securities not exceeding 1% of the issued and outstanding equity of any publicly held company). Seller is not subject to any obligation (by Law, contract or otherwise) to make any investment or otherwise acquire capital stock or other equity interests in any other Person.

Section 2.2.     Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

EXECUTION VERSION

Section 2.3.     Title to Purchased Assets. Seller has good, valid and marketable title to, a valid leasehold interest in, or other legal rights to possess or use, the Purchased Assets, free and clear of all Liens. The Purchased Assets (i) constitute all of the assets and properties, including all real property, tangible personal property and intangible personal property, used to conduct the Business as such business is currently conducted, and, as of the date hereof, are sufficient to conduct the Business from and after the Closing in the same manner as currently conducted by Seller and (ii) are in the exclusive possession and control of Seller and no Person other than Seller is entitled to possession of any portion of the Purchased Assets. Seller has conveyed to Buyer at and effective upon the Closing good, valid and marketable titled to, and ownership of, all of its properties and assets constituting the Purchased Assets, free and clear of all Liens.

Section 2.4.     Noncontravention; Governmental Approval.

(a)     Except as contemplated by Section 1.10(e) of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not, and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by Seller with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Seller under, or require any consent or approval by, or any notice to, any person under, (i) the Organizational Documents of Seller, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments, modifications and supplements thereto, a “Contract”), to which Seller is a party or any of its properties, rights or assets is subject or (iii) any (1) federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to Seller or any of its properties, rights or assets or (2) order, writ, injunction, decree, judgment, award, summons, notice of violation, directive, warning, notice or demand letter or request for information, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to Seller or its properties, rights or assets.

(b)     No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. Except as contemplated by Section 1.10(e) of the Seller Disclosure Schedule, no consent, waiver, approval or authorization of, or action by, or any notice given to, any third party other than a Governmental Entity pursuant to a Seller Contract or Real Property Lease must be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby, including, without limitation, as a result of a change of control of Seller.

Section 2.5.     Capital Structure. Section 2.5 of the Seller Disclosure Schedule sets forth all of the issued and outstanding Shares of Seller as of the date of this Agreement, and such Shares constitute all of the issued, outstanding and authorized Equity Securities of Seller. The Shares of Seller are free of any restriction on the right to vote such Shares. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, there are no options, convertible securities, warrants or convertible obligations of any nature to acquire Equity Securities of Seller.

EXECUTION VERSION

Section 2.6.     Financial Statements; Liabilities.

(a)     Section 2.6(a) of the Seller Disclosure Schedule sets forth (i) the audited balance sheets of Seller as of December 31, 2011 and 2012 (the audited balance sheet as of December 31, 2012, the “Audited 2012 Balance Sheet”), (ii) the unaudited balance sheet of Seller as of September 30, 2013 (the “Reference Balance Sheet”), (iii) the audited statements of operations and cash flows of Seller for the years ended December 31, 2011 and 2012, (iv) the unaudited statements of operations and cash flows of Seller for the nine months ended September 30, 2013 (the balance sheets and statements of operations and cash flows referred to in clauses (i) and (iii) above, together with any notes thereto, being collectively referred to as the “Annual Financial Statements”; the balance sheets and statements of operations and cash flows referred to in clauses (ii) and (iv) above, together with any notes thereto, being collectively referred to as the “Interim Financial Statements”; and the Annual Financial Statements and the Interim Financial Statements being collectively referred to as the “Financial Statements”). Except as set forth on Section 2.6(a) of the Seller Disclosure Statement, the Interim Financial Statements have been prepared on the same basis as the Annual Financial Statements. The Financial Statements have been derived from the books and records of Seller, have been prepared in accordance with GAAP applied on a consistent basis (except as may be set forth in the notes thereto or as otherwise noted therein), and present fairly, in all respects, the financial position and the results of operations and cash flows of Seller as of the respective dates thereof or for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of notes and normal year-end adjustments, the effect of which adjustments have not been and will not be material).

(b)     There are no liabilities or obligations of Seller required to be recorded or disclosed under GAAP of any nature or type, whether or not absolute, accrued, contingent or otherwise, other than as and only to the extent reflected or reserved against in the Financial Statements.

(c)     Seller has no current intention to correct or restate, and to the Knowledge of Seller, there is not any basis to correct or restate any of the Financial Statements. Seller has not had any disagreement with any of its auditors regarding material accounting matters or policies during the past full fiscal year or during the current fiscal year-to-date.

Section 2.7.     Indebtedness. Section 2.7 of the Seller Disclosure Schedule sets forth as of the date of this Agreement a list separately identifying (a) each agreement, indenture or contract relating to any Indebtedness of Seller and (b) each guarantee by Seller of Indebtedness of another Person. Except as set forth on Section 2.7 of the Seller Disclosure Schedule, Seller has no outstanding Indebtedness.

Section 2.8.     Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, since December 31, 2012, (i) there has not been any change in the business, assets, financial position, operations, results of operations or prospects of Seller or the Business, other than any such changes that occurred in the ordinary course of business consistent with past practice, (ii) Seller has made all capital expenditures in the ordinary course of business consistent with past practice, and (iii) Seller has conducted the Business in the ordinary course of business consistent with past practice and has not:

EXECUTION VERSION

(a)     mortgaged, pledged or subjected to lien, restriction or any other Lien any of the property, businesses or assets, tangible or intangible, of Seller;

(b)     paid any obligation or liability (absolute or contingent) other than current liabilities reflected in the Audited 2012 Balance Sheet and current liabilities incurred since December 31, 2012 in the ordinary course of business consistent with past practice;

(c)     sold, transferred, leased to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business consistent with past practice;

(d)     suffered any damage, destruction or loss (whether or not covered by insurance);

(e)     undertaken or committed to undertake any capital expenditures or capital additions or betterments for any single project or related series of projects other than (A) in the ordinary course of business consistent with past practice or (B) those reflected on the Financial Statements;

(f)     decreased the amount of any reserves for doubtful accounts receivable or written down or written up the value of any equipment or other asset, except in the ordinary course of business consistent with past practice;

(g)     instituted any litigation or any Action before any Governmental Entity relating to the Business or Seller or any of its properties or assets;

(h)     other than in the ordinary course of business consistent with past practice, (i) increased the compensation levels, remuneration or the method of determining the compensation of Seller’s employees or any bonus payment or similar arrangement with or for the benefit of any such employee, (ii) increased benefits expense to Seller, any payments made or declared into any profit-sharing, pension, or other retirement plan for the benefit of employees of Seller, (iii) executed, implemented, amended or terminated any Seller Benefit Plan or other compensation agreement pertaining to any employee of Seller or (iv) agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, share option or any other benefit relating to the profit or sales of Seller, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with employees;

(i)     made any change in its accounting policies or principles or the methods by which such principles are applied for financial accounting purposes including, without limitation, with respect to the payments of accounts payable and collections of accounts receivable;

EXECUTION VERSION

(j)     made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan;

(k)    amended (including but not limited to granted price concessions under), terminated, waived or cancelled any Seller Contract or amended, terminated, waived or cancelled any right or claim it had under any such Seller Contract;

(l)     canceled any debts owed to it or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

(m)    accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of its business consistent with past practice;

(n)    delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the ordinary course of its business consistent with past practice; or

(o)    entered into or become committed to enter into any Contract or transaction except in the ordinary course of business consistent with past practice.

Section 2.9.     Litigation. Except as set forth in Section 2.9 of the Seller Disclosure Schedule, (a) there are no Actions pending or, to the Knowledge of Seller, threatened against or involving Seller or any of its assets, rights or properties, or, to the Knowledge of Seller, any present or former officer, director, shareholder or employee of Seller in their capacity as such and (b) neither Seller nor any of its assets, rights properties, nor, to the Knowledge of Seller, any present or former officer, director, shareholder or employee of Seller in their capacity as such, is or are subject to any Order.

Section 2.10.   Contracts.

(a)     Section 2.10(a) of the Seller Disclosure Schedule sets forth a list of each Contract to which Seller is a party or by which it is bound as of the date of this Agreement (collectively, the “Seller Contracts”). Each Seller Contract is valid, binding and enforceable in accordance with its respective terms against Seller and each other party thereto, and in full force and effect (and will continue in full force and effect after giving effect to the sale of the Purchased Assets without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder or the accelerating of any obligations thereunder and without notice to, the consent, approval or act of, or the making of any filing with, any Person), subject to the Bankruptcy and Equity Exception, except to the extent that it has previously expired in accordance with its terms. Neither Seller nor any counterparty to any Seller Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, or provide any basis for termination of, any Seller Contract. No party to any Seller Contract has given Seller written notice of its intention to cancel, terminate, change the scope of rights under, decrease its services or supplies to Seller or its usage of the services or products of Seller under, or fail to renew any Seller Contract and neither Seller nor any other party to any Seller Contract has repudiated in writing any provision thereof. Seller is not currently renegotiating any Seller Contract or paying liquidated damages in lieu of performance thereunder.

EXECUTION VERSION

(b)     Seller has made available to Buyer, prior to the date hereof, true, correct and complete copies of each Seller Contract.

Section 2.11.     Compliance with Laws; Permits.

(a)     Except as set forth on Section 2.11 of the Seller Disclosure Schedule, since January 1, 2010, (A) Seller is and has been in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations and (B) no Action has been filed or commenced or, to the Knowledge of Seller, threatened, against Seller alleging any failure to so comply. Seller is not a party to, or bound by, any Order that is material. All matters set forth on Section 2.11 of the Seller Disclosure Schedule have been resolved without any further obligation or liability of Seller.

(b)     Seller has in effect all approvals, authorizations, certificates, filings, franchises, licenses, exemptions, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year. There has occurred no default under, or violation of, any such Permit, and Seller is in compliance with the terms of the Permits. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements would not cause the revocation, modification or cancellation of any Permit.

(c)     None of Seller or any of its officers, directors, shareholders, employees, agents, advisors or Representatives, has, in the course of its actions for, or on behalf of, any of them (i) knowingly used any funds of Seller for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person or (iii) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) or any other United States and foreign Laws concerning corrupting payments or practices, and each of such Persons is in compliance with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments or practices. Since January 1, 2009, Seller has not received any written notice that it has been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Seller of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments or practices. Seller has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the Foreign Corrupt Practices Act and any other United States or foreign Laws concerning corrupting payments or practices.

EXECUTION VERSION

(d)     No Action, Order or Law shall have been instituted or, to the Knowledge of Seller, threatened or proposed by any Governmental Entity that would have a material adverse impact on the Business.

Section 2.12.    Properties.

(a)     Section 2.12(a) of the Seller Disclosure Schedule sets forth a correct and complete list (including address, record owner and legal description) of all interests in real property owned by Seller (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property are collectively referred to herein as the “Owned Real Property”). Seller owns good, valid and indefeasible title to each of the Owned Real Property in which it has an interest, in each case free and clear of any Liens, title defects, contractual restrictions, easements, covenants or reservations of interests in title. The Seller has not received any written notice that the Seller has violated any Law applicable to the ownership or operation of the Owned Real Property or any covenants, conditions, easements or restrictions of record affecting any of the Owned Real Property. There are no leases, subleases, occupancy agreements, options to purchase or rights of first refusal with respect to the Owned Real Property and there are no parties in possession of the Owned Real Property other than the Seller.

(b)     Section 2.12(b)(i) of the Seller Disclosure Schedule lists each real property leased, subleased, licensed or occupied (excluding the Owned Real Property) by, or from, Seller (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Seller has delivered to Buyer true, correct and complete copies of all leases, subleases, licenses or other occupancy agreements or contracts (collectively, together with all amendments, modifications or supplements thereto, and assignments thereof, “Real Property Leases”) relating to the Leased Real Property or to which Seller is a party or by which Seller is bound. With respect to each Real Property Lease:

  (i)     Such Real Property Lease is legal, valid, binding, enforceable and in full force and effect against Seller, as applicable, and, to the Knowledge of Seller, the other party thereto;

  (ii)     Neither the Seller, nor to the Knowledge of Seller, the other party to such Real Property Lease is in breach or default under such Real Property Lease and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

  (iii)     Neither the Seller, and to the Knowledge of Seller, the other party to such Real Property Lease, has received any notice of cancellation or termination from any landlord or subtenant under any of the Real Property Leases;

  (iv)     Seller has paid or accrued its monthly rental, additional rent and all other monetary obligations due under each of the Real Property Leases through the last day of the month of this Agreement;

EXECUTION VERSION

  (v)     The full security deposit, if any is required, is held under each Real Property Lease by the other party thereto, or in the case where the Seller is the sublessor, by the Seller. No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been re-deposited in full;

  (vi)     The other party to such Real Property Lease is not an Affiliate of and, to the Knowledge of Seller, does not otherwise have any economic interest in the Seller; and

  (vii)     The Seller has received all approvals of Governmental Entities (including licenses and Permits) required in connection with the ownership or lease of the Real Property, as applicable, and operation thereof.

(c)     The Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any of the Real Property. The Real Property constitutes all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are used or occupied by the Seller in connection with the Business. All of the Real Property has access to public roads and to all utilities necessary for the operation of the Business. To the Knowledge of Seller, there is no pending or contemplated condemnation or eminent domain proceeding with respect to any Real Property. There are no outstanding rights, options, rights of first refusal, rights of first offer, conditional sales or similar rights or agreements to purchase or otherwise acquire the Owned Real Property, or any portion thereof or interest therein. The Seller is not a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of the Real Property. There are no encroachments upon any of the parcels comprising the Real Property (other than such encroachments as would not affect the usability or marketability of the applicable parcel of Real Property) and no portion of any improvement encroaches upon any property not included within the Real Property or upon the area of any easement affecting the Real Property.

(d)     To the Knowledge of Seller, all of the Real Property, fixtures and improvements thereon owned or leased by the Seller, are in good operating condition without structural defects. To the Knowledge of Seller, all mechanical and other building systems located on the Real Property, are (i) in good operating condition, and no condition exists requiring material repairs, alterations or corrections, and (ii) suitable, sufficient and appropriate in all respects for their current use. None of the improvements located on the Real Property or uses being made of the Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Seller has delivered to Buyer true, correct and complete copies of all deeds, title exception documents (for example, easements, restrictive covenants), title reports, title polices (“Existing Title Policies”) and surveys (“Existing Surveys”) for the Real Property in the Seller’s possession or control. No Claim has been made under any of the Existing Title Policies or Existing Surveys. The Seller has delivered to Buyer true, correct and complete copies of any Order entered, issued, made or rendered by, or any Contract with, any Governmental Entity in connection with or relating to the Real Property.

EXECUTION VERSION

(e)     None of the Real Property is now damaged or injured as a result of any fire, explosion, accident or other casualty that is not adequately insured against under the insurance policies maintained by the Seller with respect to the Real Property.

(f)     The current use and operation of the Owned Real Property by the Seller does not violate any restrictive covenants of record affecting the Owned Real Property and the Seller is not in default of the payment of any common area maintenance or similar payments or reimbursements thereunder. All reciprocal easement contracts, conditions and restrictions and similar public or private restrictive covenants to which the Real Property is subject have not been violated; provided, however, that the representations and warranties in this sentence with respect to the Leased Real Property are only to the Knowledge of Seller. There exist no outstanding requirements or recommendations by (i) any insurance policy maintained by Seller currently insuring any Real Property, (ii) any board of fire underwriters or other body exercising similar functions with respect to any Real Property or (iii) the holder of any encumbrance on any Real Property, in each such case that require or recommend any repairs or work of any material nature be performed on such Real Property.

(g)     Set forth in Section 2.12(g)(i) of the Seller Disclosure Schedule is a true, correct and complete list of all material plans and specifications relating to the Real Property in the possession of the Seller. True, correct and complete copies of such material plans and specifications in the possession of the Seller have been furnished to Buyer. Except as set forth in Section 2.12(g)(ii) of the Seller Disclosure Schedule, permanent certificates of occupancy covering all portions of the Owned Real Property that are improved and occupied, permitting such improvements to be legally used and occupied in their current manner, have been issued by the appropriate Governmental Entities and have not been withdrawn, revoked or suspended. True, correct and complete copies of such certificates of occupancy in the possession of the Seller have been furnished to Buyer. There does not exist and there has not occurred since the Seller’s acquisition of the Owned Real Property any alteration, improvement or change in the use of any building or other improvement in the Owned Real Property that would require, the issuance of any new or amended certificate of occupancy. Except as set forth in Section 2.12(g)(iii) of the Seller Disclosure Schedule, no Owned Real Property is and, to the Knowledge of Seller, no Leased Property is, or, with respect to the Real Property, to the Knowledge of Seller, will be, subject to zoning, use or building code restrictions that would prohibit, and no state of facts exists with respect to the Owned Real Property and, to the Knowledge of Seller, no state of facts exist with respect to the Leased Real Property or, with respect to the Real Property, to the Knowledge of Seller, will exist, that would prevent the continued ownership, leasing or use of such Real Property after the Closing consistent with the current or contemplated use. Without limiting the foregoing, (i) to the Knowledge of Seller, there are no plans of any Governmental Entity to change the highway or road system in the vicinity of the Real Property or to restrict or change access from any such highway or road to the Real Property that could adversely affect access to any roads providing a means of ingress to or egress from the Real Property, and (ii) to the Knowledge of Seller, there is no pending or proposed action to change or redefine the zoning classification of all or any portion of any of the Real Property.

(h)     No action seeking a reduction in real estate Taxes imposed upon the Real Property or the assessed valuation thereof (or any portion thereof) (i) has been settled during the period in which the Real Property has been owned or leased, as the case may be, by the Seller or (ii) is currently pending; provided, however, with respect to the Leased Real Property, the representations made in this Section 2.12(h) are only to the Knowledge of Seller.

EXECUTION VERSION

(i)     Except as set forth on Section 2.12(i) of the Seller Disclosure Schedule, no Person (other than the Seller) has any interest in, or rights to, the mineral, oil, gas, and other natural resources appurtenant to the Owned Real Property.

Section 2.13.   Intellectual Property.

(a)     Section 2.13(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all registered and unregistered Intellectual Property that is owned by Seller and used in the operation of the Business (collectively, the “Owned IP”), including but not limited to: (i) for each Patent and Patent application, the Patent number or the Patent application number, as applicable; (ii) for each registered trademark and trademark application, the registration number or the trademark application serial number, as applicable, and the class of goods covered, along with all common law trademarks; (iii) for each registered copyright or copyright application, the registration number or the copyright application number, as applicable, as well as all common law copyrights; (iv) trade names; (v) registered Internet domain names; and (vi) social media sites.  Except as set forth in Section 2.13(a)(ii) of the Seller Disclosure Schedule, Seller owns the entire right, title and interest to all Owned IP free and clear of all Liens and no Person (other than the Seller), including any current or former member, stockholder, officer, consultant, manager, employee or vendor of the Seller or any of its Affiliates, has any ownership claim to, ownership right (whether or not currently exercisable) to, ownership interest in, or exclusive rights to any improvements made to, any Owned IP.  All renewal, application and other fees, and all other actions, required for the maintenance, registration or prosecution of any of the Owned IP prior to the Closing have been paid or taken off.  Without limiting the generality of the foregoing, all assignments from Persons necessary or appropriate to vest ownership in the Seller of any Owned IP have been obtained and properly recorded.  All of the Owned IP, the registrations and applications for registration of which are set forth on Section 2.13(a)(i) of the Seller Disclosure Schedule, are valid and in full force and effect.  To the Knowledge of the Seller, all of the other rights within the Owned IP are valid and subsisting.  The Seller is not subject to any Order that restricts or impairs the use of any Owned IP as currently used in the Business.  All filings for the Owned IP are in good standing.  Seller has not made any submission or suggestion to, and is not subject to any agreement with, any Person or standards body or other similar entity that would obligate the Seller or Buyer to grant licenses to any Person or otherwise impair or limit Seller’s control of any Intellectual Property.

(b)     Section 2.13(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Intellectual Property not owned by Seller and material or necessary to the conduct of the Business (the “Licensed IP”), together with all Contracts pursuant to which licenses of third party Intellectual Property are licensed to Seller (the “Transferred Licenses”).  Seller has the right to use the Licensed IP free and clear of all Liens.  The consummation of the transactions contemplated by this Agreement will not violate, result in the breach of, give rise to any right of modification, cancellation, termination, acceleration or suspension of, or require the authorization of, exemption by or consent of any Person under, any of the Transferred Licenses. Immediately following the Closing Date, the Buyer will be permitted to exercise all of the Seller’s rights under all Transferred Licenses, to the same extent the Seller would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Seller would otherwise be required to pay had such transactions not occurred.

EXECUTION VERSION

(c)     The Owned IP, together with the Licensed IP, include all of the Intellectual Property used in or necessary to the conduct of the Business as currently conducted, and is not subject to any Liens.  Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby will result in the release, disclosure or delivery of any Owned IP or Licensed IP, by or to any escrow agent or other Person, or in the grant, assignment or transfer to any other Person of any license or other right to any Owned IP or Licensed IP, or in the termination or modification of (or right to terminate or modify) any Owned IP or Licensed IP.

(d)     No Actions (including oppositions, interferences, cancellations, litigations or other proceedings) or Orders are pending or, to the Knowledge of Seller, have been threatened in the last three years (including cease and desist letters or requests for a license) against Seller with regard to any Intellectual Property.

(e)     The Seller has not received any opinion of counsel (whether internal or external, written or oral) relating to the patentability, infringement, validity or enforceability of any Owned IP.  The operation of Seller’s business as currently conducted does not improperly use any Intellectual Property and does not infringe, misappropriate or violate the Intellectual Property of any other Person. To the Knowledge of Seller, no entity is infringing, misappropriating or otherwise violating any Intellectual Property used in the operation of the Business.

(f)     Seller has provided Buyer with true, correct and complete copies of all Contracts relating to Intellectual Property used in the operation of the Business to which Seller is a party.  There has not been any unauthorized disclosure of any third party Intellectual Property by Seller or its officers or employees. None of the products or services offered by, on behalf of, or through Seller (whether by sale, license or otherwise) has been, or is, falsely, incorrectly or improperly marked or mismarked with any Intellectual Property.

Section 2.14.   Tax Matters.

(a)     Seller has (i) timely filed (or had timely filed on its behalf) with the appropriate Taxing Authority all Tax Returns required to be filed by it (giving effect to all extensions), and all such Tax Returns are true, correct and complete in all respects and (ii) timely paid (or had timely paid on its behalf) all Taxes, whether or not reflected on a Tax Return, required to have been paid by it.

(b)     There are no liens for Taxes upon any property or assets of Seller, except for liens for Taxes not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Reference Balance Sheet.

(c)     No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Seller and there is no outstanding audit, assessment dispute or claim pending with regard to any Taxes or Tax Returns of Seller.

EXECUTION VERSION

(d)     Seller has not (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for an amount of Taxes of another Person arising under the application of Section 1.1502-6 of the Treasury Regulations or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

(e)     Seller has not entered into any “listed transactions” as defined in Treasury regulation 1.6011-4(b)(2), and Seller has properly disclosed all reportable transactions as required by Treasury regulation 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis (or any corresponding provisions of state, local or non-U.S. Tax law) and there has been no act or omission on the part of Seller that has resulted or could result in the imposition of a penalty under Section 6707A of the Code.

(f)     Seller is not a party to, is not bound by and has no obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(g)     Seller has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party, including amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law).

(h)     Seller has either (i) filed or caused to be filed with the appropriate Governmental Entity all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Entity all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient. There is no property of Seller that is escheatable to any state, province or municipality under any applicable escheatment Laws as of the date hereof, including uncashed checks to vendors, customers, or employees, non-refunded over payments, or credits.

(i)      No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings have been threatened or are pending or are currently being conducted with respect to Seller.

(j)      Seller has not received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where Seller has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters which has not been fulfilled as of the date hereof; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against Seller which has not been satisfied or resolved as of the date hereof.

(k)     None of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code. None of the Purchased Assets have been financed with, or directly or indirectly secure, any debt the interest on which is tax-exempt under Section 103(a) of the Code.

EXECUTION VERSION

(l)     The unpaid Taxes of Seller (i) did not, as of the most recent unaudited financial accounting period, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Reference Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(m)    None of the activities of Seller or use of the Purchased Assets constitutes or has constituted a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, and the use of the Purchased Assets to date has not been subject to any Tax outside the United States.

(n)     None of the Purchased Assets is property that Seller is required to treat as a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(o)     As used in this Agreement, “Tax” or “Taxes” includes, without limitation, (i) means all taxes, charges, fees, levies, or other like assessments imposed by any Governmental Entity, including all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, estimated, alternative minimum, excise, sales, use, transfer, service, real or personal property, gains, special assessments, capital stock, license, profits, gross receipts, ad valorem, net worth, value added, utility, severance, production, stamp, occupation, premiums, windfall profits, franchise, employment, social security, workers’ compensation, unemployment, compensation, payroll, withholding and transfer taxes and all deficiencies, or other additions to tax, interest, fees, customs, duties, tariffs, imposts, government impositions, charges, fines, excise taxes and amounts payable with respect to unclaimed property; PBGC premiums and any other governmental charges of the same or similar nature; (ii) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in clause (i) of this definition or any related contest or dispute and (iii) any items described in clauses (i) and (ii) of this definition that are attributable to another Person for which Seller is liable to pay by Law, by Contract or otherwise, whether or not disputed.

(p)     As used in this Agreement, (i) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority; and (ii) “Tax Return” means any return, report, document with respect to or accompanying payments of estimated Taxes, estimate, claims for refund, document, declaration, or information statement or filing relating to or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof, or any extension of time to file or pay any of the foregoing.

Section 2.15.    ERISA Compliance.

(a)     Section 2.15(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Seller Benefit Plans. Each Seller Benefit Plan has been administered in all respects in accordance with its terms. Seller (with respect to each Seller Benefit Plan) and each Seller Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws.

EXECUTION VERSION

(b)     Seller has made available to Buyer true, correct and complete copies of each Seller Benefit Plan and, to the extent applicable: (i) the most recent determination letter received from the IRS and any outstanding request for a determination letter; (ii) Forms 5500 for the three most recent plan years, including without limitation, all schedules thereto, all financial statements with attached opinions of independent accountants, and all actuarial reports; (iii) any written policies and/or procedures used in plan administration; (iv) current summary plan descriptions and any summaries of modifications; (v) any administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments; (vi) with respect to any obligation relating to medical or other welfare benefits for retirees, any additional letters, memos, contracts or other written documentation relating to the obligation; (vii) with respect to each Seller Benefit Plan subject to Code Section 409A, any written policies and/or procedures used in plan administration; and (H) any actuarial reports or funding statement prepared for any of the Seller Benefit Plans for the prior three (3) plan years.

(c)     All Seller Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Seller Benefit Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Seller has revocation been threatened) and to the Knowledge of Seller, no event has occurred since the date of the most recent determination letter relating to any such Seller Benefit Plan that would reasonably be expected to adversely affect the qualification of such Seller Benefit Plan or increase the costs relating thereto.

(d)     No Multiemployer Plan exists, and neither Seller nor any Commonly Controlled Entity with respect to Seller has any liability in connection with any multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA).

(e)     Neither Seller nor any Commonly Controlled Entity has ever made any contributions to any pension benefit plan which is subject to the provisions of Title IV or otherwise has any liability under Title IV of ERISA. No condition exists that presents a risk to Seller or any Commonly Controlled Entity of incurring a liability under Title IV of ERISA. No event has occurred that would be reasonably expected to subject Seller or any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code, COBRA, HIPAA, or other applicable Laws, rules and regulations, and no such Tax, fine, Lien, penalty or other liability has been imposed. With respect to each Seller Benefit Plan, (i) there are no Actions by any Governmental Entity with respect to termination proceedings, (ii) there are no claims (except claims for benefits payable in the normal operation of the Seller Benefit Plans), suits or proceedings against or involving any Seller Benefit Plan or asserting any rights or claims to benefits under any Seller Benefit Plan that are pending, threatened or in progress, and (iii) to the Knowledge of Seller, there are not any facts that could give rise to any liability in the event of any such Action. Any employee and participant or other notices required by ERISA, HIPAA, COBRA, the Code, or any other state or federal law or any ruling or regulation of any state or Federal administrative agency with respect to each Seller Benefit Plan has been appropriately and timely given.

EXECUTION VERSION

(f)     Each Seller Benefit Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of Seller thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Seller thereunder will be enforceable by Buyer at or after the Closing without the consent or agreement of any other party. Each Seller Benefit Plan (including any Seller Benefit Plan covering former employees and retirees of Seller) may be amended or terminated by Buyer on or at any time after the Closing Date, without liability to Seller or Buyer. Seller has no liability or obligation to provide life, medical, or other welfare benefits to former or retired employees, other than under COBRA.

(g)     With respect to each Seller Benefit Plan, (i) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), and (ii) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).

(h)     All contributions with respect to each Seller Benefit Plan for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by Seller in accordance with past practice and the recommended contribution in the applicable actuarial report. All contributions to the Seller Benefit Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Seller Benefit Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(i)     The Seller has not terminated or taken action to terminate (in whole or in part) any employee benefit plans as defined in ERISA Section 3(3).

(j)     None of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Closing) will (A) entitle any current or former officer, employee, manager, consultant or contractor of Seller to severance or termination pay or (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Seller Benefit Plan.

(k)     Seller is not a party to any nonqualified deferred compensation plan, as defined in Section 409A of the Code and the applicable Treasury Regulations promulgated thereunder. No employee or former employee of Seller is or has been subject to any tax or penalty under Section 409A of the Code in connection with any such nonqualified deferred compensation plan which would be subject to the adverse tax consequences imposed by Section 409A(a)(1) of the Code and the applicable Treasury Regulations promulgated thereunder. Seller will not be required to make any payments of any nature whatsoever to any Person on account of such Person having adverse tax consequences in connection with amounts payable under Section 409A of the Code.

EXECUTION VERSION

(l)     Each person classified by Seller as an independent contractor satisfies and has satisfied the requirements of any applicable law to be so classified; Seller has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so; and Seller has paid all independent contractors all monies due and owing to them. Seller has not misclassified any individual as an independent contractor or otherwise, as determined under applicable Law, for purposes of Seller Benefit Plans or for any other purpose.

Section 2.16.   Labor and Employment Matters.

(a)     Section 2.16(a) of the Seller Disclosure Schedule contains a list setting forth (i) the name, title, location, base salary or wages, bonus entitlement, annual vacation entitlement and accrued vacation of each present employee of Seller (the “Employees”) and (ii) any employee that is not working due to leave (other than approved vacation), short-or long-term disability or workers compensation claims (separately identifying as such and stating the reason for the leave, disability or claim). Section 2.16(a) of the Seller Disclosure Schedule identifies which of the Employees, as well as other consultants, agents and independent contractors, are covered by or subject to an employment, consulting, non-competition or severance agreement with Seller, and copies of all such agreements have been delivered to Buyer.

(b)     (i) None of the Employees is, or has ever been during the period of employment by Seller, represented by any labor union or covered by any collective bargaining agreement, (ii) to the Knowledge of Seller, there are no attempts of whatever kind and nature being made to organize any of the Employees and (iii) Seller has not (A) breached or otherwise failed to comply with any provision of any collective bargaining agreement, works council agreement or other labor union contract applicable to any of the employees of Seller or (B) received written notice during the past three years from any Governmental Entity relating to or concerning any audit or investigation of Seller regarding any labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws, and to the Knowledge of Seller, no such audit or investigation is in progress or anticipated. There is no strike, labor dispute, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened, and no such strike, dispute, slowdown or stoppage has occurred during the preceding three years.

(c)     Seller is not delinquent in the payment of (i) any wages, salaries, commissions, bonuses or other compensation for all periods prior to the date hereof, or (ii) any amount which is due and payable to any state or state fund pursuant to any workers compensation statute, rule or regulation of any amount which is due and payable to any workers compensation claimant or any other party arising under or with respect to a claim that has been filed under any Law or administrative procedure. There is no reasonable basis for any claim by any Employee, candidate, or non-employee worker that they were subject to a wrongful discharge, or any employment discrimination or retaliation by Seller or its management, arising out of or relating to such individual’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic or activity under applicable Laws; and Seller has not breached any promises, agreements or understandings made to or with any Employee, candidate or non-employee worker.

EXECUTION VERSION

(d)     Seller has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Employees or non-employee workers at any time, for any lawful or no reason, without penalty or liability.

(e)     Seller is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits or social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business consistent with past practice.

(f)     Seller is not subject to any consent decrees, orders or agreements with any Governmental Entity or other third parties with respect to any employment practices, including but not limited to hiring practices, promotion practices, or affirmative action programs.

(g)     There are no personnel policies or work rules applicable to the employees of Seller, other than policies and work rules set forth in employee manuals, true, correct and complete copies of which have previously been provided to Buyer.

(h)     Since January 1, 2010, there have been no “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment Retraining Notification Act or any comparable state or local law) by Seller, without complying with the notice requirements of such Laws.

(i)     Seller is in compliance with all Laws respecting labor, employment, employment practices and employment eligibility, including, but not limited to, Laws prohibiting discrimination in employment, and Laws regulating terms and conditions of employment, wages and hours, equal opportunity, immigration, occupational safety and health, collective bargaining, the classification of service providers as employees and/or independent contractors, and the payment of social security and other Taxes.

(j)     Seller has not received any correspondence from the Social Security Administration, Internal Revenue Service or any agency with the U.S. Department of Homeland Security regarding any employee or employee Social Security Number.

(k)     Seller is not currently serving as employer sponsor on behalf of any employees for temporary or permanent immigration status, including but not limited to H-1B, TN, L-1 visa status or Permanent Employment Certification.

Section 2.17.   Environmental Matters.

(a)     Except for the matters set forth in Section 2.17 of the Seller Disclosure Schedule:

(i)     Seller possesses all Environmental Permits currently required under applicable Environmental Laws to operate its business, and within applicable statutes of limitation, has been in compliance with the terms and conditions of such Environmental Permits, and Seller has not received written notice that any Environmental Permits possessed by Seller will be revoked or suspended or will not be renewed;

EXECUTION VERSION

(ii)     The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law;

(iii)     Seller is currently in compliance, and within applicable statutes of limitation, has been in compliance, with all applicable Environmental Laws;

(iv)     (A) Seller has not received notice of any Action and is not subject to any Order that is open, pending, unresolved, or, to the Knowledge of Seller, threatened under any Environmental Law against Seller, and (B) neither Seller nor any predecessors in interest have any actual or potential liability under any Environmental Law that has not been resolved, including but not limited to any liability that Seller may have retained or assumed either contractually or by operation of law;

(v)     no property or facility currently owned, operated or leased by Seller or any predecessor in interest is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or on any comparable foreign or state list established under any Environmental Law;

(vi)     (A) there has been no Release of any Hazardous Material generated, used, owned, stored or controlled by Seller or any predecessor in interest, on, at, or under any property presently owned, leased or operated by Seller or any predecessor in interest or the property of any other Person, and (B) there are no Hazardous Materials located in, at, on, or under such facility or property, or at any other location (including, without limitation, any location where Seller has conducted the Business), in either case (A) or (B) that could reasonably be expected to require investigation, removal, remedial or corrective action by Seller or that would reasonably be likely to result in liabilities of, or losses, damages or costs (including, response costs, corrective action costs, damages for personal injury or property damage, or natural resource damages) to Seller under any Environmental Law;

(vii)     No Lien has been recorded against any properties, assets or facilities owned or leased by Seller or at any location at which Seller has conducted the Business based upon any applicable Environmental Law or for costs incurred in response to any Release of Hazardous Substances; and

(viii)    (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility owned, leased or operated by Seller except in compliance with Environmental Laws, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under such facility except in compliance with applicable Environmental Laws.

EXECUTION VERSION

(b)     Seller has provided to Buyer and its authorized representatives all records and files, including but not limited to, all assessments, reports, studies, analyses, audits, tests and data in the possession of Seller concerning the existence of Hazardous Materials or any other environmental concern at properties, assets and facilities currently or formerly owned, operated or leased by Seller or any predecessor in interest, or concerning compliance by Seller with, or liability under, any Environmental Laws.

Section 2.18.     Customers and Suppliers. Seller is not required to provide bonding or any other security arrangements in connection with any transactions with any of its customers or suppliers. Section 2.18 of the Seller Disclosure Schedule sets forth for Seller, with respect to the calendar years ended December 31, 2012 and 2011 and the nine months ended September 30, 2013, a true, correct and complete list of the 20 largest customers and the 10 largest suppliers of Seller, based on the aggregate sales or purchases, as applicable, for the fiscal year ended December 31, 2012 and 2011 and the nine months ended September 30, 2013, respectively. Since January 1, 2012, no such customer or supplier has terminated or indicated to any person set forth on Section 2.18 of the Seller Disclosure Schedule (each a “Company Representative”), and no Company Representative has been told or is aware, that any customer or supplier intends to terminate any agreement with Seller or reduce any business with Seller, or release any of the rigs of the Business.

Section 2.19.     Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.19 of the Seller Disclosure Schedule lists (a) to the extent included in the Purchased Assets, all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of Seller (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) to the extent remaining outstanding after the Closing, all letters of credit issued by financial institutions for the account of Seller (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of Seller. Seller has heretofore delivered to Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.19 of the Seller Disclosure Schedule.

Section 2.20.     Affiliate Transactions.

(a)     Except as set forth in Section 2.20 of the Seller Disclosure Schedule, (i) there are no existing Contracts, transactions, Indebtedness or other arrangements, or any related series thereof, between Seller on the one hand, and any of the directors, officers, shareholders or other Affiliates of Seller, or any of their respective Affiliates or family members, on the other hand (except for (A) amounts due on normal salaries and bonuses and in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice and (B) any Seller Benefit Plan covering such person) and (ii) each of the Contracts, transactions, Indebtedness or other arrangements described in clause (i) was entered into in the ordinary course of business consistent with past practice, on commercially reasonable terms and conditions that are no less favorable to Seller or its Affiliates than arm’s length terms and can be terminated without penalty or liability to Seller. At or prior to the Closing, all such Contracts, transactions, Indebtedness and other arrangements set forth on Section 2.20 of the Seller Disclosure Schedule shall be terminated (except for (1) amounts due on normal salaries and bonuses and in reimbursement of ordinary expenses and (2) any Seller Benefit Plan covering such person) without any liability or obligation of Seller. No current employee or equity holder of Seller, or any of their respective relatives or spouses, is the direct or indirect owner of an interest in any Person which is a present competitor, supplier or customer of Seller (other than non-affiliated holdings in publicly-held companies).

EXECUTION VERSION

(b)     No owner, equity holder, officer, employee, agent or director of Seller or its Affiliates has any interest in Owned Real Property, Leased Real Properties, Intellectual Property or other property of Seller.

Section 2.21.     Insurance. Section 2.21 of the Seller Disclosure Schedule sets forth separately for Seller: (a) the policies of insurance presently in force and, without restricting the generality of the foregoing, those covering Seller’s personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (b) Seller’s Losses, by year and by type of coverage, for the past three (3) years based on information received from Seller’s insurance carrier(s); (c) all outstanding insurance claims by Seller for damage to or Loss of property or income which have been referred to insurers or which Seller believes to be covered by commercial insurance; and (d) any agreements, arrangements or commitments by or relating to Seller under which Seller indemnifies any other Person or is required to carry insurance for the benefit of any other Person. True, correct and complete copies of all such policies of insurance have been provided to Buyer. Seller shall keep such insurance or comparable insurance in full force and effect through the Closing Date. Seller has complied in all respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner. The full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of Seller thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, Section 2.21 of the Seller Disclosure Schedule contains the current annual premium paid by Seller for its officers’ and directors’ liability insurance and the insurance carrier providing such insurance and the dates through which each such premium is paid.

Section 2.22.     Accounts Receivable. All accounts receivable of Seller are properly included in the Financial Statements in accordance with GAAP. The accounts receivable appearing on the Reference Balance Sheet and all customer accounts receivable created since the date thereof through the Closing Date but excluding Employee accounts receivable (collectively, the “Receivables”) represent and will represent valid obligations owing to Seller and are fully collectible by Seller, subject to the reserve for doubtful accounts appearing on the Final Statement, and are not subject to any counterclaims or setoffs. All Receivables and all trade accounts payable of Seller have arisen from bona fide transactions in the ordinary course of business consistent with past practice. An adequate reserve for doubtful accounts for Seller has been established and such reserve is consistent with the operation of Seller’s business in the ordinary course of business consistent with past practice. Seller has not collected, or accelerated the collection of, any Receivables in a manner that is inconsistent with the operation of their businesses in the ordinary course of business consistent with past practice.

EXECUTION VERSION

Section 2.23.    Products and Services.

(a)     All of (i) the products manufactured, sold, leased, and delivered by Seller and (ii) the services sold and delivered by Seller, have conformed in all respects with all applicable contractual commitments and all express and implied warranties, and Seller does not have any liability, damage, loss or claim (and there is no valid basis for any present or future Action against Seller that, if adversely determined, would give rise to any liability, damage, loss or claim) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for warranty claims set forth in the Reference Balance Sheet (and, for the avoidance of doubt, not merely in the notes thereto) as adjusted for the passage of time and the operations and transactions of the Business through the Closing Date in the ordinary course of business consistent with past practice. No (A) product manufactured, sold, leased, or delivered by Seller or (B) service sold or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond (1) the applicable standard terms and conditions of sale or lease (which have been provided to Buyer) or (2) any extended warranty/service and maintenance agreements.

(b)     Seller does not have any liability, damage, loss or claim (and there is no valid basis for any present or future Action against Seller that, if adversely determined, would give rise to any liability, damage, loss or claim) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller or any service sold or delivered by Seller.

Section 2.24.    Guaranties. Seller is not a guarantor or otherwise responsible for any liability, damage, loss, claim or obligation (including Indebtedness) of any other Person.

Section 2.25.    Absence of Restrictions on Business Activities. There is no Contract or Order binding upon Seller or any of its properties, rights or assets which has or could reasonably be expected to have the effect of prohibiting or impairing the Purchased Assets or the Business as to be conducted immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the granting by Buyer or any of its Affiliates of any additional rights or licenses to any Intellectual Property to a third party (including any covenant not to sue). Seller has not agreed with any third party to any non-competition, non-solicitation, standstill or similar restriction on their respective businesses. Seller has not granted any exclusive rights of any kind.

Section 2.26.    Brokers and Other Advisors. Except for Houlihan Lokey (the fees and expenses of which shall be borne by Seller), no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates.

EXECUTION VERSION

Section 2.27.    Fixed Assets.

(a)     Section 2.27(a)(i) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all machinery, workover rigs, transportation equipment, vehicles, tools, equipment, furnishings, fixtures owned by the Seller, with a description of the nature and amount of any Liens thereon (collectively, the “Owned Fixed Assets”). Section 2.27(a)(ii) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all machinery, workover rigs, transportation equipment, vehicles, tools, equipment, furnishings, fixtures leased or subject to a contract of purchase and sale, or lease commitment, by the Seller, with a description of the nature and amount of any Liens thereon (collectively, the “Licensed Fixed Assets” and, together with the Owned Fixed Assets, the “Fixed Assets”). Except as set forth on Section 2.27(a)(iii) of the Seller Disclosure Schedule, to the Knowledge of Seller, all Fixed Assets of the Seller, are (i) in good operating and serviceable condition (subject, in each case, to normal wear and tear and obsolescence; provided, that the foregoing wear, tear and obsolescence shall not disrupt the Business as presently being conducted), (ii) in a state of good maintenance and repair, ordinary wear and tear excepted, and is free from any known defects except as may be repaired by routine maintenance, and (iii) suitable for the uses for which they are intended and currently being used.

(b)     At the Closing, the Seller shall have good, valid and indefeasible title to each of the Owned Fixed Assets, and the valid and enforceable right to receive and/or use each of the Fixed Assets, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title.

(c)     Section 2.27(c) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all leases of personal property involving annual payments in excess of twenty thousand dollars ($20,000) to which Seller is a party or by which any property or asset of Seller are bound (“Personal Property Leases”). Seller has delivered or otherwise made available to Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(d)     Seller has a valid leasehold interest under each of the Personal Property Leases which is an Assumed Contract under which it is a lessee. Seller is not in default under or material breach of any such Personal Property Lease, and Seller has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of such Personal Property Leases and to the Knowledge of Seller, no other party is in default thereof, and no party to such Personal Property Leases has exercised any termination rights with respect thereto.

Section 2.28.    Disclosure.

(a)     No representations or warranties by Seller in this Agreement or the Ancillary Agreements, including the Seller Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

EXECUTION VERSION

(b)     Seller has furnished or caused to be furnished to Buyer true, correct and complete copies of all agreements, instruments and documents set forth in the Seller Disclosure Schedule or underlying a disclosure set forth in the Seller Disclosure Schedule. The Seller Disclosure Schedule is true, correct and complete.

(c)     Seller has made available true, correct and complete copies of each document that has been requested by and delivered to Buyer or its counsel in connection with their legal and accounting review of Seller.

Section 2.29.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, Buyer acknowledges that neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller or with respect to any other information provided to Buyer in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SHAREHOLDERS

Each of the Shareholders hereby severally (and not jointly) represents and warrants to Buyer as of the date hereof as follows:

Section 3.1.     Authority. Such Shareholder has the legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement and the applicable Ancillary Agreements have been duly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2.     Noncontravention; Governmental Approval.

(a)     The execution, delivery and performance of this Agreement and the Ancillary Agreements by such Shareholder do not and will not, and the consummation by such Shareholder of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by such Shareholder with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Seller under, or require any consent or approval by, or any notice to, any person under, (i) any Contract to which such Shareholder is a party or any of its properties, rights or assets is subject or (ii) any (1) Law applicable to such Shareholder or any of its properties, rights or assets or (2) Order applicable to such Shareholder or its properties, rights or assets.

EXECUTION VERSION

(b)     No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Shareholder in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

Section 3.3.     Brokers and Other Advisors. Except for Houlihan Lokey (the fees and expenses of which shall be borne by Seller), no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of such Shareholder or any of its Affiliates that Buyer would be liable for in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.4.     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Buyer acknowledges that no Shareholder nor any other Person on behalf of any Shareholder makes any other express or implied representation or warranty with respect to any Shareholder or with respect to any other information provided to Buyer in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO BUYER

Buyer hereby represents and warrants to Seller as of the date hereof as follows:

Section 4.1.     Organization, Standing and Power. Buyer has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.2.     Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

EXECUTION VERSION

Section 4.3.     Noncontravention; Governmental Approval.

(a)     The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer do not and will not, and the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by Buyer with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Buyer under, or require any consent or approval by, or any notice to, any person under, (i) the Organizational Documents of Buyer, (ii) any Contract to which Buyer is a party or any of its properties, rights or assets is subject or (iii) any (1) Law applicable to Buyer or any of its properties, rights or assets or (2) Order applicable to Buyer or its properties, rights or assets.

(b)     No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

Section 4.4.     Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.5.     No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Seller acknowledges that neither Buyer nor any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided to Seller or the Shareholders in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

EXECUTION VERSION

ARTICLE V

COVENANTS

Section 5.1.     Subsequent Actions. If at any time after the Closing, Buyer will consider or be advised that any bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Buyer, its right, title or interest in, to or under any or all of the Purchased Assets or otherwise to carry out this Agreement or the Ancillary Agreements, Seller and each of the Shareholders shall execute and deliver all bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out this Agreement or the Ancillary Agreements; provided, however, that Seller shall not be required to incur any out of pocket expense or liability in connection with such actions except as may be required by Article VI. All monies received on or after the Closing Date by Seller or the Shareholders in any bank account or otherwise shall promptly be remitted to Buyer to the extent such monies relate to Receivables included in the Purchased Assets.

Section 5.2.     Public Announcements. Buyer and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may be advised by counsel is required by applicable Law. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Ancillary Agreements shall be in the form heretofore agreed to by the Parties.

Section 5.3.     FIRPTA Certificate. At the Closing, Seller shall deliver to Buyer a certification of non-foreign status described in Treasury Regulation Section 1.1445-2(b)(2) with respect to Seller.

Section 5.4.     Taxes.

(a)     All sales and transfer taxes, deed taxes, conveyance fees, recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement and the Ancillary Agreements, together with any interest, penalties or additions to such transfer taxes (“Transfer Taxes”), shall be borne equally by Buyer and Seller. Buyer and Seller shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes or otherwise. Buyer and Seller shall further cooperate in the conduct of any audit or other Action related to Taxes involving the Business, the Purchased Assets or the Assumed Liabilities.

(b)     Buyer and Seller agree that personal property, real estate, occupancy, intangibles, and any other similar ad valorem Taxes, assessments and other charges, if any, on or with respect to the ownership, use, or business and operation of the Purchased Assets will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any period on or prior to the Closing Date, and Buyer liable to the extent such items relate to periods subsequent to the Closing Date.

EXECUTION VERSION

Section 5.5.     Non-Competition; Non-Solicitation; Non-Interference.

(a)     For a period of five (5) years from the Closing Date, none of Seller or the Shareholders shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its Subsidiaries or Affiliates, and Seller and each Shareholder shall cause its Affiliates not to, directly or indirectly, (i) establish, own, manage, operate, control, acquire, finance, invest in or otherwise engage or participate in any business, operation or activity that competes with or is substantially similar to the Business (a “Competing Business”), (ii) enter the employ of, or render any personal services to or for the benefit of, or act as an agent or representative of, or receive remuneration in the form of salary, commissions or otherwise from, any entity which is engaged in a Competing Business or (iii) disclose any non-public information regarding the Business to a Competing Business, or use such information for the benefit of a Competing Business, provided, however, that (X) Seller, Shareholders and their Affiliates may own, directly or indirectly, solely as a passive investment, securities of any business traded on any national securities exchange, provided Seller or any such Shareholder or Affiliate is not a controlling person of, or a member of a group that controls, such business and further provided that Seller or any such Shareholder or its Affiliates do not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business; (Y) certain of the Shareholders and their Affiliates may continue to own a subordinated note issued by SCADA Services, Inc. and SCADA Products, Inc.; and (Z) certain of the Shareholders and their Affiliates may continue to have an equity interest and provide services for Greenlight Energy Services, Inc. (“Greenlight”) and Eldorado Energy Services, Inc. (“Eldorado”) so long as (1) such entities are primarily engaged in equipment rental and repairs (excluding work over and completion rigs), (2) Greenlight does not acquire any additional equipment than it currently owns that is generally provided by businesses providing work over and completion well services (including BOPs, casing tongs, and power swivels), and (3) Eldorado does not operate or offer equipment or services in the states of Montana and North Dakota.

(b)     For a period of three (3) years from the Closing Date, without the prior written consent of Buyer, none of Seller or the Shareholders shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its subsidiaries or Affiliates, and Seller and each Shareholder shall cause its Affiliates not to, directly or indirectly, (i) hire, employ or otherwise engage the services of any employee of Seller that remains in the active employment of Buyer or its Subsidiaries (the “Continuing Employees”) or (ii) induce, solicit, recruit or encourage any Continuing Employee to leave the employ of Buyer or its Subsidiaries (or any successor (including by merger) to Buyer or any of its Subsidiaries (a “Successor”)), as applicable, or violate the terms of his or her contract or any other employment arrangement with such employer; provided, that nothing in this Section 5.5(b) shall prohibit Seller or the Shareholders from engaging in general solicitations to the public or general advertising not targeted at employees of Buyer or any of its Subsidiaries (or any Successor).

EXECUTION VERSION

(c)     For a period of three (3) years from the Closing Date, none of Seller or the Shareholders shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its subsidiaries or Affiliates, and Seller and each Shareholder shall cause its Affiliates not to, directly or indirectly, (i) interfere with the relationship between Buyer or any of its Subsidiaries (or any Successor) and any of the customers of the Business who were customers within the twelve (12) month period prior to the Closing, (ii) interfere with the relationship between Buyer or any of its Subsidiaries (or any Successor) and any of the suppliers of the Business who were suppliers within the twelve (12) month period prior to the Closing or (iii) solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customers of the Business who were customers within the twelve (12) month period prior to the Closing, or any potential customers of the Business who were being actively solicited by Seller within the twelve (12) month period prior to the Closing.

(d)     The Parties hereto acknowledge that the covenants set forth in this Section 5.5 are an essential element of this Agreement and that, but for these covenants, the Parties hereto would not have entered into this Agreement. The Parties hereto acknowledge that this Section 5.5 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

(e)     It is the intention of the Parties hereto that if any of the restrictions or covenants contained in this Section 5.5 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be held to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under any applicable Law, if modified, a court of competent jurisdiction shall construe and interpret or modify this Section 5.5 to provide for a covenant having the maximum enforceable geographic area, time period and scope (not greater than those contained in this Section 5.5) that would be valid and enforceable under such applicable Law.

Section 5.6.     Transferred Employees.

(a)     Subject to and in accordance with the provisions of this Section 5.6 and Sections 1.10(c) and 1.13(i), Buyer may, in its sole discretion, effective upon the Closing, offer full-time employment to the Employees who are employed by Seller as of the Closing Date on compensation and benefit terms substantially similar to those afforded by the Seller to such Employees immediately prior to Closing. Effective as of the Closing, Seller shall terminate and Buyer shall hire all of the Employees who accept such offer. Each of the Employees who actually becomes a full-time employee of Buyer upon the Closing is hereinafter referred to as a “Transferred Employee.”

(b)     The employment of each Transferred Employee by Seller shall end effective as of the close of business on the day before the Closing Date and the employment of the Transferred Employees by Buyer shall commence at or after 12:01 a.m., local time, on the day of the Closing Date.

EXECUTION VERSION

(c)     To the extent that Buyer makes available to the Transferred Employees the employee benefit plan(s) maintained by Buyer generally for its employees (the “Buyer Plans”), Buyer will (i) waive all waiting periods, and (ii) grant full past service credit (including credit for eligibility, benefit accrual and for vesting) to the Transferred Employees for service with Seller or its subsidiaries or affiliates under any and all of the Buyer Plans. Notwithstanding the foregoing, Buyer shall have the right in the good faith exercise of operations and managerial discretion to make changes or cause changes to be made after the Closing Date in compensation, benefits and other terms of employment and to terminate any such employee.

(d)     Buyer agrees to assume all of Seller’s obligations to the Transferred Employees for accrued vacation to the extent that the same has been accrued in the computation of Final Working Capital.

(e)     Buyer shall have no responsibility for Employees of Seller who are not Transferred Employees. Seller shall be responsible for, among other things (A) payments due to all Employees of Seller (whether or not they become Transferred Employees) under any Law as a result of the execution, delivery and performance by the Seller of this Agreement and the consummation of the transaction contemplated herein and (B) the payment of any termination or severance payments. Notwithstanding the foregoing, Buyer agrees to offer to any of Seller’s employees who do not become Transferred Employees health insurance coverage as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), so long as the cost for such health insurance coverage is borne solely by such employees electing COBRA coverage.

(f)     Seller shall use its best efforts to correct deficiencies in the I-9 Compliance Program and confirm the identity and work authorization of each of its Employees.

Section 5.7.     Name Change. Upon the Closing, Seller hereby irrevocably authorizes Buyer to file the Organizational Amendment with the Secretary of State of the State of New Mexico and in each State in which Seller is qualified to do business on Seller’s behalf. Furthermore, after the Closing, Seller shall discontinue the use of its current name (and any other tradenames currently utilized by Seller) and shall not subsequently change its name to or otherwise use or employ any name that includes the words “Black Hawk Energy Services” or any variation thereof, without the prior written consent of Buyer. From and after the Closing, Seller covenants and agrees not to use or otherwise employ any of the trade names, corporate names, dba’s or similar Intellectual Property rights utilized by Seller in the conduct of the Business, which rights are included in the Purchased Assets purchased hereunder.

Section 5.8.     Regulatory and Other Authorizations; Notices and Consents.

(a)     Seller shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable; and (ii) obtain all of the consents contemplated by Section 1.10(e) of the Seller Disclosure Schedule and will cooperate fully with Buyer in promptly seeking to obtain all such consents. Buyer shall cooperate and use its commercially reasonable efforts to assist the Seller in giving such notices and obtaining such consents; provided, however, that Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such consent or to consent to any change in the terms of any agreement or arrangement which Buyer in its sole discretion may deem adverse to the interests of Buyer.

EXECUTION VERSION

(b)     Buyer and Seller agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for Seller any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which Seller is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Buyer in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide the Buyer with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement to the extent permitted under applicable Laws for the term of such lease, license, contract or other agreement or arrangement.

Section 5.9.     Conduct of Business Prior to the Closing. Seller covenants and agrees that, between the date hereof and the time of the Closing, the Seller will conduct its business only in the ordinary and regular course and consistent with prior practice and in compliance with all applicable Law and all Material Contracts. Without limiting the generality of the foregoing, the Seller will (i) preserve intact its current business organization and assets, (ii) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Business, (iii) preserve its current relationships and goodwill with all its customers, suppliers, landlords, creditors, Employees and other persons with which it has had business relationships, (iv) exercise, but only after notice to Buyer and receipt of Buyer's prior written approval, any rights of renewal pursuant to the terms of any of the Material Contracts which by their terms would otherwise expire; (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller to be untrue or result in a breach of any covenant made by Seller in this Agreement; and (vi) not take or omit to be taken any action, that is listed or described in Section 2.8 or that would or would be reasonably expected to result in the occurrence of any of the changes or events listed or described in Section 2.8 without the prior written consent of Buyer. In addition, without the prior written consent of Buyer, Seller shall not: (a) acquire or agree to acquire any assets or securities of any business or assets which would be material to the Business; (b) settle, compromise, release or forgive any pending or threatened Action relating to the Business, Purchased Assets, Assumed Liabilities or an Employee or waive any right thereto; (c) grant any severance or termination pay to any Employee other than as provided under an existing agreement or Seller Benefit Plan in accordance with the terms of such agreement or Seller Benefit Plan as currently in effect; (d) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee, (e) terminate any Employee (other than for cause) or renew any employment agreement with such Employee, (f) recognize any labor union related to the Business or enter into any collective bargaining agreement related to the Business, (g) adopt a plan of complete or partial liquidation or dissolution of Seller related to the Business or resolutions providing for or authorizing such a liquidation or a dissolution of Seller, (h) amend Seller’s organizational documents related to the Business, or (i) engage in any discount activity with customers of the Business that would reasonably be expected to accelerate to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods.

EXECUTION VERSION

Section 5.10.     Access to Information; Confidentiality.

(a)     From the date hereof until the Closing, upon reasonable notice, Seller shall: (i) afford the representatives of Buyer reasonable access, during normal business hours and with reasonable prior notice to Seller, to all offices, properties, plants, other facilities, books and records and other information related to the Business, the Purchased Assets, the Assumed Liabilities and the Employees as Buyer and its representatives may reasonably request, (ii) furnish to the representatives of Buyer such additional financial and operating data and other information regarding the assets, properties, Key Employees, suppliers, liabilities and goodwill of Seller as Buyer may from time to time reasonably request, and (iii) instruct its representatives to fully cooperate with Buyer’s representatives in its investigation.

(b)     As used herein, “Confidential Information” includes all proprietary or confidential information relating to Seller, including but not limited to business plans, financial information, pricing information, customer contact lists, marketing plans, and employee information, whether oral, written, electronic, or other format, including but not limited to all reports, plans, studies, and evaluations prepared by Buyer or its representatives that contain or reflect any Confidential Information. Buyer shall, and shall direct its representatives, employees, managers, members and agents to, hold the Confidential Information in strictest confidence, using the same degree of care Buyer and its Affiliates use to protect its own confidential information, and at least a reasonable degree of care, and not disclose the Confidential Information without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed, except as may be required by Law, in which event, to the extent permitted, Buyer will provide Seller with prior written notice and a reasonable opportunity to seek a protective order and Buyer will, to the extent permitted, furnish only that portion of the Confidential Information that its counsel advises is required to be disclosed by Law. In the event the Closing occurs, the provisions of this section shall terminate. If the Closing does not occur and this Agreement is terminated, Buyer shall either (x) return all Confidential Information to Seller or (y) certify the actual or requested destruction of such Confidential Information, and in either event shall not retain any copy thereof, except as required by applicable Law or Order. “Confidential Information” does not include any information that (i) at the time of disclosure is generally available to and known to the public, or becomes generally available to the public other than as a result of or in connection with a disclosure in breach of this Section 5.10, (ii) is or was available on a non-confidential basis from a source other than Seller or its representatives who obtained the information without violating any contractual or other legal obligation, or (iii) is or was independently acquired or developed without violating any obligations under this letter of intent.

EXECUTION VERSION

Section 5.11.     Notice of Developments. Prior to the Closing, the Seller shall promptly notify Buyer of (a) any breach of any representation, warranty or covenant of Seller in this Agreement, (b) all events, circumstances, facts, conditions or occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of Seller in this Agreement or which could have the effect of making any representation or warranty of Seller in this Agreement untrue or incorrect in any material respect, (c) any Action commenced, or to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller, and (d) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or prospects of Seller; provided, however, that neither the delivery of any notice pursuant to this Section 5.11 nor obtaining any information or knowledge in any investigation pursuant to Section 5.10 or otherwise shall (x) cure any breach of, or non-compliance with, any representation or warranty or other provision of this Agreement or amend or supplement any schedule or satisfy any condition or (y) limit the remedies available to Buyer hereunder (including pursuant to Article VI hereof).

Section 5.12.     No Solicitation or Negotiation. Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, neither Seller nor its Affiliates, officers, directors, representatives or agents will, directly or indirectly, (i) solicit, initiate, consider, encourage, facilitate, engage in discussions or negotiations with, provide any information to, cooperate, assist, or accept any proposals, inquiries or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of Seller or material assets of Seller, (B) to enter into any merger, consolidation or other business combination with Seller or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to Seller or (ii) conduct, participate or engage in any discussions, conversations, negotiations and other communications regarding, enter into any confidentiality agreement or agree to be bound by any confidentiality restrictions, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller will not, without the prior written consent of the Buyer, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller is a party. Without limiting the foregoing, Seller acknowledges and agrees that any violation of the foregoing restrictions by the Shareholders or their representatives shall be deemed a breach of this Section 5.12 by Seller. Seller shall promptly advise Buyer, but in no event later than twenty-four (24) hours after receipt, of its receipt of an acquisition proposal and, subject to any confidentiality restrictions, the general terms and conditions of any such proposal and the identity of the Person making any such proposal.

ARTICLE VI

INDEMNIFICATION

Section 6.1.     Escrow Fund. On the Closing Date, Buyer shall cause to be deposited with Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”), a portion of the Purchase Price equal to $5,500,000 (the “Escrow Fund”), such deposit to be governed by the terms set forth herein and in the Escrow Agreement.

Section 6.2.     Survival. All representations and warranties contained in Articles II, III and IV will survive the Closing and will remain in full force and effect until the date that is 12 months after the Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Sections 6.3 or 6.4 thereafter), except that (a) the Fundamental Representations (except as set forth in clause (b) below) shall survive the Closing indefinitely, and (b) the representations and warranties made in Section 2.14, 2.15 and 2.17 shall survive the Closing until the six-month anniversary of the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof). All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive indefinitely or for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing.

EXECUTION VERSION

Section 6.3.     Indemnification by Seller and the Shareholders.

(a)     After the Closing and subject to this Article VI, Seller and the Shareholders, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Subsidiaries and its and their Affiliates, and their respective officers, directors, managers, shareholders, partners, employees, agents, advisors and Representatives (each, a “Buyer Indemnified Party”) against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party suffers or incurs or becomes subject to as a result of, arising out of, relating to or in connection with:

(i)     the inaccuracy or breach of any representation or warranty made by Seller or the Shareholders in this Agreement or any of the Ancillary Agreements (other than the representations and warranties made in Article III);

(ii)     any breach or failure by Seller or the Shareholders to perform any of their covenants or obligations contained in this Agreement or any of the Ancillary Agreements;

(iii)     any Excluded Liabilities;

(iv)     the operation of the Business prior to the Closing;

(v)     any matter disclosed or required to be disclosed in Section 2.9 of the Seller Disclosure Schedule;

(vi)     any action or omission by Seller during periods prior to the Closing in connection with Seller’s confirmation of the identity, work authorization and employment eligibility of its Employees;

(vii)     any and all Taxes for all periods ending on or before the Closing Date;

(viii)    any Environmental Claims and the investigation, remediation or correction of Environmental Conditions caused by, relating to or arising out of (A) any conditions prior to the Closing at properties currently or previously owned, leased or operated by Seller or any predecessors in interest, (B) the operations prior to the Closing of Seller or any predecessors in interest, including without limitation arising out of the disposal, Release or threatened Release of any Hazardous Substance owned, controlled or possessed by Seller or any predecessors in interest, and (C) any Release or threatened Release of any Hazardous Substance by a third party during periods prior to the Closing onto any Leased Real Property or Owned Real Property;

EXECUTION VERSION

(ix)     any failure of Seller or any predecessors in interest to comply with Environmental Laws prior to the Closing, including the installation of any pollution control equipment or other equipment to bring their businesses into compliance with Environmental Law if such equipment is installed because their businesses were not in compliance with any Environmental Laws as of the Closing;

(x)     any liability, obligation or legal responsibility arising under Environmental Laws assumed by Seller or any predecessors in interest prior to the Closing pursuant to the terms of any Contract, settlement or other written and legally binding arrangement between Seller or any predecessors in interest and any other Person;

(xi)     any adverse tax consequences in connection with or arising out of, and any liability otherwise relating to any failure of the Seller to comply with, Code Section 409A with respect to any nonqualified deferred compensation plan, as defined in Code Section 409A, established or maintained by Seller or any of its Affiliates or under which Seller or any of its Affiliates is a party or otherwise has or may have any liability or obligation; and

(xii)     all actions, suits, proceedings, claims or demands incident to any of the foregoing or initiated to enforce the indemnification provisions herein.

(b)     After the Closing and subject to this Article VI, each of the Shareholders, severally (and not jointly), shall indemnify, defend and hold harmless the Buyer Indemnified Parties against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party suffers or incurs or becomes subject to as a result of, arising out of, relating to or in connection with the inaccuracy or breach of any representation or warranty made by such Shareholder in Article III.

(c)     Notwithstanding anything to the contrary contained herein, except in the case of fraud, Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses (collectively, the “Non-Fundamental Representation Losses”) under Section 6.3(a)(i) (other than Losses arising out of the breach of any Fundamental Representation) unless and until such Non-Fundamental Representation Losses exceed $100,000 in the cumulative aggregate), after which point the Seller shall be liable for all subsequent indemnifiable Non-Fundamental Representation Losses incurred by the Buyer Indemnified Party to the extent of any then remaining amounts of the Escrow Fund.

(d)     Notwithstanding anything to the contrary contained herein, in no event shall the rights of the Buyer Indemnified Parties under Sections 6.3(a) or 6.3(b) be limited by any knowledge of the Buyer Indemnified Parties or any disclosure made by Seller or the Shareholders.

EXECUTION VERSION

(e)     Except in the case of fraud by the Seller or the Shareholders, the Escrow Fund represents the sole source of recovery of any claims made by a Buyer Indemnified Party after the Closing with respect to claims for indemnification of Non-Fundamental Representation Losses under Section 6.3(a)(i) of this Agreement. In the case of any claim for indemnification of Losses (the “Fundamental Representation Losses”) arising from a breach of any Fundamental Representation under Section 6.3(a)(i) of this Agreement, the aggregate cumulative liability of any Shareholder to indemnify the Buyer Indemnified Parties from and against any Fundamental Representation Losses in excess of amounts satisfied from the Escrow Fund shall in all cases be limited to the portion of the Purchase Price received by such Shareholder (including amounts received pursuant to distributions from the Escrow Fund).

Section 6.4.     Indemnification by Buyer.

(a)     After the Closing and subject to this Article VI, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and Representatives (each, a “Seller Indemnified Party”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party suffers or incurs or becomes subject to as a result of, arising out of, relating to or in connection with (i) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or (ii) the Assumed Liabilities.

(b)     Notwithstanding anything to the contrary contained herein, in no event shall the rights of the Seller Indemnified Parties under Section 6.4(a) be limited by any knowledge of the Seller Indemnified Parties or any disclosure made by Buyer.

Section 6.5.     Escrow Period; Release of Escrow Fund. The Escrow Fund shall commence on the Closing Date and terminate (the “Escrow Termination Date”) on the date that is 12 months from the Closing Date (the “Escrow Period”), subject to the limitations set forth in this Section 6.5. On the Escrow Termination Date, all assets then remaining in the Escrow Fund shall be released as set forth herein; provided, that assets representing the amount of any claim made pursuant to Section 6.6 or Section 1.7 during the Escrow Period shall be withheld and remain in the Escrow Fund pending resolution of such claim. Any portion of the Escrow Fund at the Escrow Termination Date for which there is no claim pursuant to this Article VI or pursuant to Section 1.7 (the “Remaining Escrow Amount”) shall be promptly delivered by the Escrow Agent in accordance with the terms of the Escrow Agreement to Seller.

Section 6.6.     Claims Upon the Escrow Fund. Subject to the provisions of this Article VI, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), other than in respect of a Third Party Claim, shall provide written notice to the Party or Parties liable for such indemnification (the “Indemnifying Party”) and the Escrow Agent, specifying in reasonable detail the individual items of Losses for which indemnification is being sought, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item or category is related (the “Indemnity Notice”). The Indemnity Notice shall be delivered by the Indemnified Party to the Indemnifying Party and the Escrow Agent on or before the last day of the Escrow Period. If the Indemnifying Party, within a period of fifteen (15) days after the giving of the Indemnity Notice, shall not give written notice to the Indemnified Party and the Escrow Agent announcing its intention to contest such assertion of the Indemnified Party, such assertion of the Indemnified Party shall be deemed accepted and the amount of the Losses shall be deemed established. If, however, the Indemnifying Party contests the assertion of the Losses, within the 15-day period, the Indemnified Party shall have the right to bring suit to resolve the contested assertion. The Indemnified Party and the Indemnifying Party may agree in writing, at any time, as to the existence and the amount of the Losses, and upon the execution of such agreement, such Losses shall be deemed established.

EXECUTION VERSION

Section 6.7.     Notification of Claims.

(a)     An Indemnified Party shall promptly notify the Indemnifying Party in writing to Buyer or to Seller and the Shareholders, as applicable, with a copy to the Escrow Agent, of any third party claim in respect of which indemnity may reasonably be sought under this Article VI, including any pending claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)     Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 6.7(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, provided the Indemnifying Party shall (i) acknowledge in writing its indemnity obligations under this Article VI in full for such Third Party Claim and pay such Third Party Claim in full, agree to defend such Third Party Claim and prosecute such defense diligently and (ii) allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. Each of Seller, the Shareholders or Buyer (as the case may be), shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. Provided that the Indemnifying Party has assumed the defense and control of a claim or demand in accordance with this Section 6.7(b), the Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to such claim or demand or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed). In the event that the Indemnifying Party does not assume the defense and control of any Third Party Claim in accordance with this Section 6.7(b), the Indemnified Party shall be entitled to defend and control such claim as it deems appropriate, without prejudice to any other rights of the Indemnified Party under this Article VI.

EXECUTION VERSION

Section 6.8.     Additional Indemnification Provisions.

(a)     Each of Seller, the Shareholders and Buyer agree that with respect to each indemnification obligation set forth in this Article VI: (i) all Losses shall be net of any Eligible Insurance Proceeds, and (ii) in no event shall an Indemnifying Party have any liability to an Indemnified Party for any punitive or special damages other than punitive or special damages payable to third parties in connection with a Third Party Claim.

(b)     Any amount payable by an Indemnifying Party pursuant to this Article VI shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers any Eligible Insurance Proceeds in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article VI, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c)     If any portion of Losses to be reimbursed by the Indemnifying Party shall be covered, in whole or in part, by third party insurance coverage (including the insurance policies maintained for the benefit of Seller prior to the Closing), then any such insurance proceeds actually received by the Indemnified Party, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds”, it being understood that such Indemnified Party shall use its reasonable efforts to make any such insurance claim.

Section 6.9.     Exclusive Remedy; Exception for Fraud. Following the Closing, the indemnification provisions of this Article VI are the sole and exclusive remedy of Buyer, Seller and the Shareholders, as applicable, for any claim arising out of this Agreement, and the transactions contemplated hereby, except (a) to the extent of any Losses arising out of criminal activity, fraud, willful misconduct or intentional misrepresentation of a party hereto and (b) nothing in this Article VI shall limit Buyer’s remedies with respect to any breaches of Section 5.5.

Section 6.10.    Tax Treatment of Indemnity Payments. Seller, the Shareholders and Buyer agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Purchase Price for all income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article VI (including this Section 6.10) is determined to be taxable to the Party receiving such payment by any Taxing Authority, the paying Party shall also indemnify the Party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes), which amount shall be determined by the Independent Accountant.

EXECUTION VERSION

ARTICLE VII

GENERAL PROVISIONS

Section 7.1.     Fees and Expenses. Except as expressly provided otherwise in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement, the sale of the Purchased Assets and the Ancillary Agreements shall be paid by the Party incurring such fees, costs or expenses.

Section 7.2.     Amendments. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Buyer and Seller; provided, however, that no such amendment may adversely affect any Shareholder in a disproportionate manner as compared to the other Shareholders (other than by virtue of their disparate ownership of Shares) without the consent of such Shareholder.

Section 7.3.     Extension; Waiver. At any time prior to the Closing, Buyer and Seller may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.4.     Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by telecopy (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     if to Seller:

c/o Gregory M. Tucker
Tucker, Burns, Yoder & Hatfield Law Firm
105 N. Orchard
Farmington, New Mexico 87401
Fax no.: (505) 325-6239

EXECUTION VERSION

with a copy to:

Hallett & Perrin
Attention: Bruce H. Hallett
1445 Ross Avenue, Suite 2400
Dallas, Texas 75202
Fax no: (214) 922-4142

(b)        if to the Shareholders:

c/o Gregory M. Tucker
Tucker, Burns, Yoder & Hatfield Law Firm
105 N. Orchard
Farmington, New Mexico 87401
Fax no.: (505) 325-6239

with a copy to

Hallett & Perrin
Attention: Bruce H. Hallett
1445 Ross Avenue, Suite 2400
Dallas, Texas 75202
Fax no: (214) 922-4142

(c)        if to Buyer:

Black Hawk Acquisition, Inc.
13593 56th St. NW
Williston, ND 58801 and
590 Madison Avenue, 32nd Floor
New York, NY 10022
Attn: John Quicke, President and Chief Executive Officer, Joanne O’Sullivan,

Chief Financial Officer, and James McCabe, Jr., Senior Vice President
Facsimile: (212) 520-2337

with a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky, Esq. and Kenneth Schlesinger, Esq.
Facsimile: (212) 451-2222

Notices shall be deemed given upon receipt.

EXECUTION VERSION

Section 7.5.     Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Seller Disclosure Schedule. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Seller Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 7.6.     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or other electronic image scan transmission).

Section 7.7.     Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and the Seller Disclosure Schedule) and the Ancillary Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer upon any person other than the Parties hereto any legal or equitable rights or remedies. Notwithstanding the foregoing clause (b), the provisions of Article VI shall be enforceable by the Indemnified Parties and other Persons referred to therein.

Section 7.8.     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 7.9.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that Buyer may assign its rights under this Agreement to any Affiliate, but such assignment shall not relieve Buyer of its obligations or liabilities under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

EXECUTION VERSION

Section 7.10.    Specific Enforcement; Consent to Jurisdiction.

(a)     The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State court, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b)     In addition, each of the Parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of any Delaware State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby and thereby in any court other than a Delaware State court or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (iv) consents to service of process being made through the notice procedures set forth in Section 7.4.

(c)     Without limiting other means of service of process permissible under applicable Law, Seller and Buyer hereby agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

Section 7.11.     Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.11.

EXECUTION VERSION

Section 7.12.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement and the Ancillary Agreements are fulfilled to the extent possible.

Section 7.13.     Effect of Investigation. No information provided to or obtained by Buyer pursuant to Section 5.10, notice delivered to Buyer pursuant to Section 5.11 or any other investigation or knowledge acquired by Buyer, any other Buyer Indemnified Party or any of their respective Representatives, whether before or after the execution hereof, shall (i) operate as a waiver with respect to or otherwise affect any representation, warranty, covenant or agreement made or given (as modified by the Seller Disclosure Schedule delivered concurrently with the execution of this Agreement) by Seller or any condition to the obligations of Buyer, in each case, in this Agreement or any Ancillary Agreement or in any other instrument or document delivered in connection herewith or therewith, or (ii) limit or otherwise affect the remedies available to Buyer hereunder (including, but not limited to, any Buyer Indemnified Party’s right to seek indemnification pursuant to Article VI hereof).

Section 7.14.     Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

“Actions” mean any criminal, civil or administrative actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations.

An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first person. For the purposes of this definition, “Control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Ancillary Agreements” mean, collectively, the Bill of Sale, Assignment and Assumption Agreement, Escrow Agreement, Employment Agreements, assignment and assumption agreements with respect to each of the Real Property Leases, assignments with respect to the transfer of any Intellectual Property and the Transition Services Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

“Commonly Controlled Entity” means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

EXECUTION VERSION

“Current Assets” means accounts receivable (excluding intercompany receivables) and inventory of Seller, other than any such assets that are Excluded Assets.

“Current Liabilities” means accounts payable and accrued expenses, including all Tax liabilities and all employee benefits accrued through the date hereof, other than any such liabilities that are Excluded Liabilities.

“Environment” means all, or any part, of the air (including the air within buildings and natural or man-made structures above or below ground), sediment, soils, water and land.

“Environmental Claims” means any and all directives, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non compliance or violation, investigations or requests for information by a Governmental Entity, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, Hazardous Material or any Environmental Permit, including, without limitation, (i) any and all claims by Governmental Entities for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other actions, damages, fines or penalties pursuant to any applicable Environmental Law, and (ii) any and all claims by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from a Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety, property, natural resources or the Environment.

“Environmental Condition” means any and all conditions and circumstances of any property, including, without limitation, any property currently or formerly owned, operated or leased by Seller, relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or from a Release or threatened Release of Hazardous Materials into the indoor or outdoor Environment.

“Environmental Law” means CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any Law now or previously in effect regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material, drinking water, surface and groundwater, wetlands, landfills, open dumps, above ground storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions, wells, air emissions, water discharges, noise emissions, or otherwise relating to pollution or protection of the outdoor or indoor environment or health or safety as related to exposure to Hazardous Materials.

“Environmental Permit” means any permit, license, approval, consent or other authorization by a Governmental Entity pursuant to any Environmental Law.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), subscription rights, conversion rights, exchange rights, stock appreciation rights, profit participation, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (iii) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

EXECUTION VERSION

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Fundamental Representations” means the representations and warranties of Seller and the Shareholders made in Sections 2.1, 2.2, 2.3 (in respect of matters concerning title), 2.4, 2.12(a) (in respect of matters concerning title), 2.14, 2.15, 2.17, 2.20, 2.26, 3.1, 3.2, and 3.3.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange.

“Hazardous Material” means any element, compound, chemical, contaminant, pollutant, material, waste or other substance or constituent that is defined or regulated as such in, or for purposes of any Environmental Law, determined or identified as hazardous, toxic, biohazardous or dangerous under any applicable Environmental Law, or the Release of which is prohibited or regulated under any applicable Environmental Law, including, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, infectious and medical waste, microbial matter, greenhouse gas and any other substance that may give rise to liability under any Environmental Law.

“I-9 Compliance Program” shall mean the legal compliance program adopted by Seller, upon the advice of its special immigration counsel, to confirm the identity and work authorization of each of its Employees.

“Indebtedness” shall mean as at any date of determination, the sum of the following items of Seller, without duplication: (i) obligations of Seller created, issued or incurred for borrowed money, including all fees and obligations thereunder (including interest and similar charges however denominated, late fees, and any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination), (ii) obligations of Seller to pay the deferred purchase price or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice, (iii) the face amount of all letters of credit issued for the account of Seller and all drafts thereunder, (iv) capital lease obligations of Seller, if any, and (v) any obligation guaranteeing any Indebtedness or other obligations of any other Person (including any obligations under any keep well or support agreements).

“Intellectual Property” shall mean all intellectual property rights, including without limitation Patents, inventions, technology, discoveries, utility models, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information, and applications for and registrations of the foregoing (including divisionals, provisionals, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and renewals).

EXECUTION VERSION

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means, with respect to any matter in question, the actual knowledge, after due inquiry of the Employees of Seller with direct responsibility for the subject matter to which such knowledge relates.

“Lien” means any mortgage, pledge, lien (statutory or other), defect of title, charge, option, restriction on transfer (such as a right of first offer or refusal), third-party right, conditional or installment sale agreement, encroachment, survey exception, encumbrance, liability, obligation, security interest or other claim of any kind or nature whatsoever; provided, however, that Liens shall exclude (i) liens for Taxes which are not yet due and payable; or (ii) any minor imperfection on title to Real Property, which does not materially impair the value of the property subject to such encumbrance or the use of such property and which is disclosed on Section 7.14 of the Seller Disclosure Schedule.

“Loss” or “Losses”” means any and all losses, damages, costs, fees, expenses, debts, charges, liabilities, settlement payments, awards, judgments, penalties, fines, interest, obligations, and claims of any kind.

“Material Adverse Effect” means any event or circumstance that, individually or in the aggregate, has had or caused, or would reasonably be expected to have or cause, a material adverse effect on the condition (financial or otherwise), assets (including intangible assets), liabilities or operations of the Business, Purchased Assets or Assumed Liabilities.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which Seller, or any entity which is or was a Commonly Controlled Entity with Seller is making, is obligated to make, or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Patents” means worldwide patents, patent applications, invention disclosures, and other rights of invention, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all reexamined patents or other applications or patents claiming the benefit of any of the foregoing.

“person” or “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

EXECUTION VERSION

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, or leaching into the indoor or outdoor Environment.

“Representatives” means, with respect to any person, such person’s directors, managers, shareholders, partners, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate.

“Seller Benefit Plan” means (other than a Multiemployer Plan) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase, phantom stock or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, tuition, company car, club dues, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, employment agreement, consulting agreement, retainer agreement, golden parachute agreement, benefit contingent upon a change in control, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by Seller, which covers any employee or former employee of Seller by virtue of their current or former employment with Seller, or in connection with which Seller has any liability.

“Seller Transaction Expenses” means all expenses of Seller and Shareholders incurred or to be incurred in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby to be consummated on or before the Closing, including fees and expenses incurred in connection with the repayment of Indebtedness, and fees and disbursements of the Seller’s attorneys, accountants, investment bankers and other advisors and service providers, payable by the Seller or Shareholders and that, in each case, have not been paid as of the Closing Date.

A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests of which) is owned directly or indirectly by such first person.

“Target Working Capital” means $6,871,000.

“Working Capital” means the Current Assets and Current Liabilities of Seller, determined in accordance with GAAP.

EXECUTION VERSION

Section 7.15.     Miscellaneous. Notwithstanding anything to the contrary, any representation or covenant made in this Agreement by Seller with respect to or relating to the 3714 Rocky Wagon Street and 3727 Rocky Wagon Street properties in Williston, North Dakota shall be deemed to have also been made by Black Hawk Energy Development, LLC.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BLACK HAWK ACQUISITION, INC.

By:	/s/ John J. Quicke
Name: John J. Quicke
Title: President and Chief Executive Officer

BLACK HAWK ENERGY DEVELOPMENT, LLC		BLACK HAWK ENERGY SERVICES, INC.
(as it relates to Section 7.15)

By:	/s/ Ken Stevens	By:	/s/ Ken Stevens
	Name: Ken Stevens		Name: Ken Stevens
	Title: President		Title: President

SHAREHOLDERS:

/s/ CHRIS BEAL
CHRIS BEAL

/s/ STUART BUCKINGHAM
STUART BUCKINGHAM

/s/ KENNETH STEVENS
KENNETH STEVENS

/s/ JEFF THOMAS
JEFF THOMAS

/s/ GREGORY M. TUCKER
GREGORY M. TUCKER

EXECUTION VERSION

Exhibit A

Form of Bill of Sale, Assignment and Assumption Agreement

EXECUTION VERSION

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is made as of __________, 2013, by Black hawk energy services, inc., a New Mexico corporation (“Seller”). Capitalized terms that are used in this Bill of Sale but are not defined herein shall have the meanings assigned to such terms in the Purchase Agreement (as hereinafter defined).

RECITALS

WHEREAS, Seller, Chris Beal, Stuart Buckingham, Kenneth Stevens, Jeff Thomas, Gregory M. Tucker, and Black Hawk acquisition, inc., a Delaware corporation (“Buyer”) have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of October 29, 2013;

WHEREAS, pursuant to Section 1.1 of the Purchase Agreement, Buyer has agreed to purchase all the right, title and interest of Seller in and to the Purchased Assets; and

WHEREAS, pursuant to Section 1.10(a) of the Purchase Agreement, Seller is required to execute and deliver this Bill of Sale to Buyer.

NOW, THEREFORE, in consideration of the terms and conditions set forth herein and in the Purchase Agreement, Seller, intending to be legally bound hereby, agrees as follows:

TRANSFER

1.     Transfer. Subject to the terms and conditions of the Purchase Agreement, effective as of the Closing, Seller does hereby SELL, TRANSFER, CONVEY, ASSIGN and DELIVER to Buyer all of the right, title and interest of Seller in and to the Purchased Assets free and clear of all Liens; TO HAVE AND TO HOLD all such Purchased Assets sold, transferred, conveyed, assigned, and delivered unto Buyer, its successors and assigns, to and for its and their use and benefit, forever. Nothing in this Bill of Sale shall transfer to the Buyer any responsibility or obligation whatsoever for any Lien or any other liability or obligation of Seller of any nature whatsoever, whether presently in existence or arising hereafter, other than the Assumed Liabilities.

2.     Further Assurances. Seller shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by Buyer to give effect to and carry out the transactions contemplated herein.

3.     Terms of the Purchase Agreement. This Bill of Sale is executed and delivered pursuant to the Purchase Agreement and the terms of the Purchase Agreement are incorporated herein by this reference. Nothing contained in this Bill of Sale shall be construed to limit, expand or terminate the representations, warranties, covenants and agreements set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.     Binding Effect. This Bill of Sale shall bind and shall inure to the benefit of Buyer and its respective successors and assigns and transferees.

5.     Governing Law. This Bill of Sale shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its provisions concerning conflict of laws. The provisions of Sections 7.8 and 7.10 of the Purchase Agreement shall govern this Bill of Sale.

6.     Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Bill of Sale in one jurisdiction shall not affect the enforceability of this Bill of Sale in any other jurisdiction or of the remaining portions of this Bill of Sale or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clause or sections contained in this Bill of Sale shall be declared invalid in a jurisdiction, this Bill of Sale shall be construed in so far as the laws of that jurisdiction are concerned, as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted and so as to effect as closely as possible the intent of the parties as contemplated in this Bill of Sale. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

[Signature page on next page]

EXECUTION VERSION

IN WITNESS WHEREOF, the Seller has executed this Bill of Sale as of the date set forth above.

Black hawk energy services, inc.

BY:
Name:
Title:

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment Agreement”) is dated as of ___________, 2013, by and between Black hawk energy services, inc., a New Mexico corporation (the “Assignor”) and Black Hawk acquisition, inc., a Delaware corporation (“Assignee”).

RECITALS

WHEREAS, Assignor, Chris Beal, Stuart Buckingham, Kenneth Stevens, Jeff Thomas, Gregory M. Tucker, and Assignee have entered into that certain Asset Purchase Agreement, dated as of October 29, 2013 (the “Purchase Agreement”); and

WHEREAS, pursuant to Section 1.1 of the Purchase Agreement, Assignee has agreed to purchase all the right, title and interest of the Assignor in and to the Purchased Assets and pursuant to Section 1.3 of the Purchase Agreement, Assignee has agreed to assume, pay, perform and discharge the Assumed Liabilities; and

WHEREAS, pursuant to Sections 1.10(a) and 1.11(b) of the Purchase Agreement, Assignor and Assignee are required to execute and deliver this Assignment Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee, each intending to be legally bound hereby, agree as follows:

AGREEMENT

1.     Capitalized Terms. Capitalized terms that are used in this Assignment Agreement but are not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

2.     Assignment and Assumption. Subject to the terms and conditions of the Purchase Agreement, effective as of the Closing, Assignor hereby sells, transfers, conveys, assigns, and delivers to Assignee all the right, title and interest of Assignor in and to the Purchased Assets, free and clear of all Liens, and assigns, transfers, conveys and delegates to Buyer all of the Assumed Liabilities. The Buyer hereby assumes, effective as of the date hereof, the Assumed Liabilities. The parties hereto hereby agree that Buyer does not assume and shall not otherwise be liable for any Excluded Liabilities, and the Excluded Liabilities shall remain the sole responsibility of Assignor.

3.     Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

4.     Terms of the Purchase Agreement. This Assignment Agreement is executed and delivered pursuant to the Purchase Agreement and the terms of the Purchase Agreement are incorporated herein by this reference. Nothing contained in this Assignment Agreement shall be construed to limit, expand or terminate the representations, warranties, covenants and agreements set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5.     Binding Effect. This Assignment Agreement shall bind and shall inure to the benefit of the parties hereto and their respective successors and assigns and transferees.

6.     Governing Law. This Assignment Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its provisions concerning conflict of laws. The provisions of Sections 7.8 and 7.10 of the Purchase Agreement shall govern this Assignment Agreement.

7.     Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Assignment Agreement in one jurisdiction shall not affect the enforceability of this Assignment Agreement in any other jurisdiction or of the remaining portions of this Assignment Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clause or sections contained in this Assignment Agreement shall be declared invalid in a jurisdiction, this Assignment Agreement shall be construed in so far as the laws of that jurisdiction are concerned, as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted and so as to effect as closely as possible the intent of the parties as contemplated in this Assignment Agreement. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

8.     Counterparts. This Assignment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Assignment Agreement to produce or account for more than one such counterpart. A facsimile copy of an executed original of this Assignment Agreement shall have the same force and effect as an executed original.

[Signature page on next page]

2

IN WITNESS WHEREOF, the undersigned have executed this Assignment Agreement as of the date first above written.

Black hawk energy services, inc.

BY:
Name:
Title:

Black Hawk acquisition, inc.

BY:
Name:
Title:

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Exhibit B

Form of Escrow Agreement

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of [______, ___], 2013, by and among Black Hawk acquisition, inc., a Delaware corporation (the “Buyer”), Black Hawk Energy Services, Inc., a New Mexico corporation (the “Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Escrow Agent”). Buyer, Seller and the Escrow Agent are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Buyer and Seller and certain other parties have entered into an Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, the Purchase Agreement provides that, at the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), Buyer shall cause to be deposited with the Escrow Agent a portion of the Purchase Price equal to $5,500,000 (the “Escrow Deposit”) into a segregated account; and

WHEREAS, the Parties desire to enter into this Agreement to establish the terms on which the Escrow Deposit and all earnings (collectively, the “Escrow Funds”) will be held, invested, safeguarded and released; and

WHEREAS, the Seller and the Buyer hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Purchase Agreement, that all references in this Agreement to the Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration including the promises herein, the Parties agree as follows:

AGREEMENT

Appointment of the Escrow Agent. Buyer and Seller hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment, subject to the terms and conditions hereof.

1.     Escrow Deposit. Upon receipt of the Escrow Deposit, the Escrow Agent shall issue to each of Buyer and the Seller a confirmation of deposit, which confirmation shall give the account particulars (the “Escrow Account”).

2.     Administration of Escrow Funds. The Escrow Agent shall administer the Escrow Funds as follows:

(a)     Investments. The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Funds as set forth in Schedule I, or as set forth in any subsequent joint written instructions of Buyer and the Seller concerning any investment or reinvestment from time to time of the Escrow Funds. In the absence of such instructions, funds shall be invested as set forth on Schedule I hereto. Any investment earnings and income on the Escrow Funds shall become part of the Escrow Funds, and shall be disbursed in accordance with Section 3 of this Escrow Agreement. The Escrow Agent shall send statements to each of Seller and the Buyer on a monthly basis reflecting activity in the Escrow Funds for the preceding month. The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

(b)      Releases. Subject to the other provisions herein, the Escrow Funds shall remain in the Escrow Account until 11:59 pm, Eastern Time, on [ ], 2014 (the “Escrow Termination Date”), and on the next business day, the Escrow Agent shall release all assets then remaining in the Escrow Funds to Seller. Notwithstanding the foregoing, if prior to the Escrow Termination Date a claim is made by Buyer pursuant to Section 6.6 of the Purchase Agreement (a “Claim”) which is resolved in the manner set forth in clause (c) of this Section 3, then Escrow Agent shall release the portion of the Escrow Funds necessary to satisfy the Claim, and if at the Escrow Termination Date there is a then pending Claim or Claims, the Escrow Agent shall withhold from the distribution the amount of the Claim or Claims (the “Pending Claim Amount”) and release the remainder of the applicable portion of Escrow Funds to the Seller. Any Pending Claim Amount shall only be released in accordance with clause (c) of this Section 3 below.

(c)     The Escrow Agent shall release Escrow Funds as follows:

(i)      If, at any time and from time to time prior to the Escrow Termination Date, the Escrow Agent receives joint written instruction from the Buyer and Seller, in substantially similar form as Exhibit A attached hereto, then the Escrow Agent shall release from the Escrow Account the amount stated in such instruction, to the party or parties identified in the instruction, and in accordance with the wiring instructions included therein;

(ii)     If, at any time and from time to time prior to the Escrow Termination Date, Buyer seeks the release of all or a portion of the Escrow Funds, Buyer shall deliver a written request (a “Claims Notice”) to the Escrow Agent, with a copy to the Seller, requesting release of such amount pursuant to the Purchase Agreement and providing wiring instructions:

   (A)     Following receipt of the Claims Notice, Escrow Agent shall release to Buyer the amount stated in the Claims Notice in accordance with the wiring instructions set forth in the Claims Notice unless the Escrow Agent has received a written request (a “Response Notice”) from the Seller within fifteen (15) calendar days of delivery of the Claims Notice to the Escrow Agent (the “Response Period”), which release shall take place no later than three (3) business days following the expiration of the Response Period.

ESCROW AGREEMENT
2

(B)     If a Response Notice is received by the Escrow Agent within the Response Period, the Escrow Agent shall not release the amount stated in the Claims Notice unless or until it receives (1) a notice under Section 3(c)(i), (2) a written notice from Seller that the Seller has revoked its objection stated in the Response Notice, or (3) a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the amount, or an execution from a sheriff or marshal or other governmental authority demanding release of the amount. Any court or administrative order shall be accompanied by a certificate of the presenting party to the effect that such judgment is final and from a court of competent jurisdiction or administrative agency having proper authority, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation.

(iii)     To be effective, a Response Notice must (1) be signed by the Seller, (2) specify the amount stated in the Claims Notice with respect to which there is an objection and describe the basis for the objection, and (3) be actually received by the Escrow Agent within the Response Period.

(iv)     If any Response Notice includes an objection to only a portion of the Claims Notice, the Escrow Agent shall release to Buyer an amount equal to the portion of the Claims Notice for which there is no objection no later than three (3) business day following the expiration of the Response Period.

(b)     Termination. This Escrow Agreement shall terminate immediately upon release of all of the Escrow Funds by the Escrow Agent in the manner described herein.

(c)     Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Schedule II-1 or Schedule II-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Schedule II-1 or Schedule II-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Schedule II-1 or II-2 or a rescission of an existing Schedule II-1 or II-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement.

ESCROW AGREEMENT
3

The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

4.             Provisions Concerning the Escrow Agent.

(a)     Indemnification. The Seller and the Buyer, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 4 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

                (b)     Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OHTER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRRECTLY RESULTED FROM THE ESCROW AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(c)     Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the parties, and the parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Funds and to deliver the same to a successor escrow agent as shall be appointed by the parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the parties.

ESCROW AGREEMENT
4

(d).     Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Schedule III, which compensation shall be paid equally by the Buyer and the Seller on the date hereof. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Funds with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Funds.

(e)     Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrow Funds until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Funds, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Funds, in which event the Escrow Agent shall be authorized to disburse the Escrow Funds in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

(f)     Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

ESCROW AGREEMENT
5

(g)     Attachment of Escrow Funds; Compliance with Legal Orders. In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Funds, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(h)     Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

5.             Tax Treatment of Escrow Fund.

(a)     Escrow Agent shall provide appropriate tax reporting information regarding the Escrow Funds to Seller unless otherwise instructed by joint written instructions of Seller and Buyer. For Federal and state income tax purposes, the Parties agree to treat the Escrow Funds in accordance with Section 1.468B-8 of the Proposed Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Treasury Regulations”). Thus, Seller will be treated as the owner for tax purposes of the Escrow Funds and taxable on the income of the Escrow Funds prior to any “determination date” within the meaning of the Treasury Regulations, whether or not such income was disbursed during such calendar year. The Buyer shall be treated as the owner for tax purposes of its respective share of the Escrow Funds when received. Upon written notification to the Escrow Agent by Seller and Buyer, the Escrow Agent shall distribute to Seller thirty-five percent (35%) of the net income earned on the Escrow Funds unless previously distributed (or is necessary to satisfy a Claim) under Section 3. The ownership treatment in this Section 6 applies solely for tax purposes and does not affect the parties’ rights to distributions from the Escrow Funds.

(b)     Prior to the execution of this Agreement, the Buyer and the Seller shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Seller and Buyer understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Funds.

ESCROW AGREEMENT
6

(c)     To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Funds, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Funds. The Buyer and the Seller, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 5(c) is in addition to the indemnification provided in Section 4(a) and shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

6.             Miscellaneous.

(a)     Amendments and Waivers. This Agreement may be amended or waived only with the written consent of all of the Parties.

(b)     Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c)     Assignment; Transfer. None of the Parties may assign their rights and obligations hereunder without the prior written consent of the non-assigning Parties hereto; provided that any Party may assign this Agreement and its rights hereunder in the same manner as assignment is permitted pursuant to the Purchase Agreement.

(d)     Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each Party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(e)     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. All signatures of the Parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

ESCROW AGREEMENT
7

(f)     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(g)     Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

If to the Seller, to:	c/o Gregory M. Tucker Tucker, Burns, Yoder & Hatfield Law Firm 105 N. Orchard Farmington, New Mexico 87401 Fax no.: (505) 325-6239

with a copy to:

Hallett & Perrin
Attention: Bruce H. Hallett
1445 Ross Avenue, Suite 2400
Dallas, Texas 75202
Fax no: (214) 922-4142

If to Buyer, to:

Black Hawk Acquisition, Inc.
13593 56th St. NW
Williston, ND 58801 and
590 Madison Avenue, 32nd Floor
New York, NY 10022
Attn: John Quicke, President and Chief Executive Officer,

Joanne O’Sullivan, Chief Financial Officer, and James McCabe,

Jr., Senior Vice President
Facsimile: (212) 520-2337

with a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky, Esq. and Kenneth Schlesinger, Esq.
Facsimile: (212) 451-2222

ESCROW AGREEMENT
8

If to the Escrow Agent, to:                                Wells Fargo Bank, National Association

750 N. St. Paul Place, Suite 1750

Dallas, Texas 75201

Attn: Amy C. Perkins; Corporate, Municipal and Escrow

Solutions

Phone: (214) 756-7411

Telefax: (214) 756-7401

(h)     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i)     Entire Agreement. This Agreement and the Purchase Agreement constitutes the entire agreement between such Parties pertaining to the Escrow Funds, and merges all prior negotiations and drafts of the Parties with regard to same. Any and all other written or oral agreements existing between the Parties hereto regarding the Escrow Funds are expressly canceled. The Parties hereto acknowledge and agree that this Agreement shall not supersede or otherwise modify the rights and obligations of the parties to the Purchase Agreement.

(j)     Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

(k)     Publication; disclosure. By executing this Escrow Agreement, the Parties and the Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein, including, without limitation, to the extent permitted by applicable law, the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement. If a Party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall, to the extent permitted by applicable law, notify in writing the other Party and the Escrow Agent at the time of execution of this Escrow Agreement of the legal requirement to do so. If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement, that Party shall promptly notify in writing the other Parties and the Escrow Agent and shall be liable for any unauthorized release or disclosure.

[Remainder of Page is Intentionally Blank.]

ESCROW AGREEMENT
9

The Parties have executed this Escrow Agreement as of the date first above written.

Tax Certification: Taxpayer ID#:

Customer is a (check one):

✔ Corporation	___ Municipality	___ Partnership	___ Non-profit or Charitable Org
___ Individual	___ REMIC	___ Trust	__ Other: Limited Liability Company

Under the penalties of perjury, the undersigned certifies that:

(1) the entity is organized under the laws of the United States

(2) the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(3)     it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

BUYER

Black Hawk acquisition, inc.

By:
Name:
Title:

ESCROW AGREEMENT
SIGNATURE PAGE - PAGE 1

Tax Certification: Taxpayer ID#: 04-3719728

Customer is a (check one):

✔ Corporation	___ Municipality	___ Partnership	___ Non-profit or Charitable Org
___ Individual	___ REMIC	___ Trust	___ Other: Limited Liability Company

Under the penalties of perjury, the undersigned certifies that:

(1) the entity is organized under the laws of the United States

(2) the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it); and

(3)     it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding.

(If the entity is subject to backup withholding, cross out the words after the (3) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

SELLER

Black Hawk ENERGY SERVICES, INC.

By:
Name:
Title:

ESCROW AGREEMENT
SIGNATURE PAGE - PAGE 2

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

ESCROW AGREEMENT
SIGNATURE PAGE - PAGE 3

Schedules

Schedule I

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Schedule I is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

Authorized Representative	Authorized Representative
SELLER	BUYER

Date	Date

ESCROW AGREEMENT
SCHEDULES

Schedule II-1

Buyer certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Schedule II-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Buyer, and that the option checked in Part III of this Schedule II-1 is the security procedure selected by Buyer for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Buyer.

Buyer has reviewed each of the security procedures and has determined that the option checked in Part III of this Schedule II-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Schedule II-1, Buyer acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Buyer.

NOTICE: The security procedure selected by Buyer will not be used to detect errors in the funds transfer instructions given by Buyer. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Buyer take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Buyer

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Joanne O’Sullivan	Chief Financial Officer	(701) 609-7218	joanne.osullivan@sunwellservice.com

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Joanne O’Sullivan	Chief Financial Officer	(701) 609-7218	joanne.osullivan@sunwellservice.com

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule II-1 box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☒

Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Schedule II-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule II-1. Buyer understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Buyer further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☒	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐

Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Buyer wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Purchaer chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐

Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this [__] day of [            ], 2013.

BUYER

Black Hawk acquisition, inc.

By:

Name:

Title:

Schedule II-2

Seller certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Schedule II-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Seller, and that the option checked in Part III of this Schedule II-2 is the security procedure selected by Seller for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Seller.

Seller has reviewed each of the security procedures and has determined that the option checked in Part III of this Schedule II-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Schedule II-2, Seller acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Seller.

NOTICE: The security procedure selected by Seller will not be used to detect errors in the funds transfer instructions given by Seller. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Seller take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Seller

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule II-2.

☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐

Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Schedule II-2-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Schedule II-2. Seller understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Seller further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐

Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Seller wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Seller chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐

Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this [__] day of [            ], 2013.

SELLER

Black Hawk Energy Services, Inc.

By:

Name:

Title:

Schedule III

Fee Schedule

Acceptance Fee	$[________]

A one time fee for our initial review of governing documents, account set-up and customary duties and responsibilities related to the closing. Additionally, the Acceptance Fee may be assessed for short closing timeframes, for review of non-standard agreements, for extended USAPATRIOT Act review related to the parties or for a high number of parties executing the agreement. Additionally, the escrow agent reserves the right to charge a review fee for the USA Patriot Act review of foreign entities, or US subsidiaries controlled by a foreign parent, shall be $1,000 per entity being reviewed. The acceptance fee or review fees, if any, are payable at closing.

Annual Administration Fee	$[_________]

An annual fee for customary administrative services provided by the Escrow Agent, including daily routine account management; investment transactions; cash transactions processing (including wire and check processing); disbursement of funds in accordance with the agreement; tax reporting for one entity; and providing account statements to the parties. The administration fee is payable annually in advance and is not subject to proration. The first installment of the Annual Administrative Fee is payable at closing.

Transaction Fees	See Below

A transaction fee of $75 shall be assessed upon each occurrence of an open market security trade, or for money market fund trades outside of the Wells Fargo Advantage Family of Funds, or the Wells Fargo Money Market Demand Account. In the event multiple investment vehicles are required over the standard of one (including but not limited to multiple investments in money market funds and/or the Wells Fargo Advantage Family of Funds), an additional fee of $500 per investment vehicle shall be assessed.

Out-of-pocket expenses	At cost

Out of pocket expenses will be billed as incurred at cost at the sole discretion of Wells Fargo.

Extraordinary services	Market rate

Fees for services not contemplated at the time the governing documents are executed or not specifically covered elsewhere in this schedule will be determined by market rates for such services.

Assumptions

This proposal is based upon the following assumptions with respect to the role of Escrow Agent. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind this proposal.

●	Number of Escrow Accounts to be established: One (1)
●	Amount of Escrow: estimated $5,500,000; balance to be disbursed at 12-months
●	Term of Escrow: estimated Twelve (12) months
●	Number of Tax reporting parties: up to Two (2)
●	Number of parties to the transaction: Two (2) entities
●

Fees quoted assumes balances invested under the Escrow Agreement will be held in the Wells Fargo Money Market Demand Account; in the event an alternative investment option is chosen, the escrow agent reserves the right to adjust the fee, and/or assess the fees described under the Transaction Fees section of this fee schedule.

●	Appointment subject to review and acceptance of the final documents
●	Appointment subject to receipt of requested due diligence information as required by the USAPATRIOT Act of 2001

Terms and Conditions

●

Should this transaction fail to close through no fault of Wells Fargo Bank, N.A., its acceptance fee, as well as legal and out-of-pocket expenses incurred by Wells Fargo Bank, N.A., may be due and payable.

●	Counsel fees and expenses are payable at closing.
●	Invoices outstanding for over 30 days are subject to a 1.5% per month late payment penalty.
●	This Schedule of Fees is guaranteed for 12-months and thereafter subject to periodic review and adjustment by Wells Fargo.
●

Acceptance of the appointment described in this proposal is subject to compliance with the requirements of the USA Patriot Act of 2001 described below, Wells Fargo’s satisfactory review of all governing documents, and the execution of the governing documents by all parties.

Important information about identifying our customers

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person (individual, corporation, partnership, trust, estate or other entity recognized as a legal person) for whom we open an account.

What this means for you: Before we open an account, we will ask for your name, address, date of birth (for individuals), TIN/EIN or other information that will allow us to identify you or your company. For individuals, this could mean identifying documents such as a driver’s license. For a corporation, partnership, trust, estate or other entity recognized as a legal person, this could mean identifying documents such as a Certificate of Formation from the issuing state agency.

CTS Focus Op Code: C447899

Date Revised: September 23, 2013

Submitted by:      Greg Stites, Vice President

(512) 344-8640 Office

(512) 426-5926 Cell

Greg.L.Stites@wellsfargo.com

Exhibit A

Instruction Letter

[Date]

Ladies and Gentlemen:

Reference is made to Escrow Account No. [__________] (the “Escrow Fund”) established by Wells Fargo Bank, National Association (the “Escrow Agent”) pursuant to that certain Escrow Agreement (the “Agreement”) dated as of [ ], 2013, by and among Black Hawk acquisition, inc., a Delaware corporation (the “Buyer”), Black Hawk Energy Services, Inc., a New Mexico corporation (the “Seller”) and the Escrow Agent. In accordance with Section 3(c)(i) of the Agreement, Buyer and the Seller hereby jointly instruct the Escrow Agent to disburse from the Escrow Fund the amount of $[________] as follows:

(i)            the amount of $[________] shall be paid to [__________] by wire transfer to:

Bank Name: [__________]

ABA Routing No.: [__________]

Acct. Name:     [__________]

Bank Acct. No.: [__________]

[Additional instructions to be added as necessary.]

Very truly yours,

SELLER:

By:

BUYER:

By:

Exhibit C

Form of Employment Agreements for each of Stuart Buckingham, Stewart Peterson and Lonnie Brannin

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of {DATE}, by and between {NAME} (the “Executive”) and Steel Energy Ltd. (the “Company”).

The Company desires to employ the Executive on the terms and conditions set forth herein. The Executive desires to be employed by the Company on such terms and conditions.

In consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.     Term. The Executive’s employment with the Company began on {DATE} (the “Effective Date”) and shall continue until the first anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such first anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least thirty (30) days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.     Position and Duties.

2.1     Position. During the Employment Term, the Executive shall serve as the {POSITION}, reporting to the Chief Executive Officer (“CEO”) of the Company, or such other individual as determined by the Board of Directors from time to time. In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the CEO of the Company, which duties, authority and responsibility are consistent with the Executive’s position.

2.2     Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. The foregoing shall not be construed as preventing the Executive from investing his personal assets in any business or venture which does not compete, directly or indirectly, with the Company or its parent, subsidiaries or affiliates (the “Company Group”) in any manner, in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the entities in which such investments are made and in which the Executive’s participation is solely that of an investor, and the Executive may purchase securities in any corporation for which securities are regularly traded, provided, that such purchase shall not result in the Executive beneficially owning at any one time one percent (1%) or more of the equity securities of any corporation engaged in a business directly competitive with that of the Company Group.

3.     Place of Performance. The principal place of Executive’s employment shall be the Company’s facility located in Andrews, TX.

4.     Compensation.

4.1     Base Salary. The Company shall pay the Executive an annual rate of base salary of {$___} per year in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be reviewed annually by the Company. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2     Annual Cash Bonus. The Executive shall have an opportunity to earn an annual cash bonus in accordance with the terms of the Company’s annual cash bonus program for executive officers then existing. Any payout shall be confirmed by the Compensation Committee of Steel Excel Inc. (“Steel Excel” or “SXCL”) in accordance with the terms of any bonus plan as may be applicable to Executive. Executive’s target annual cash bonus opportunity shall be 50% of Executive’s Base Salary for any given year (the “Target Bonus”). The actual bonus payable may be greater of lesser than the Target Bonus and shall be determined consistent with the criteria set for other senior management executives at the Company by the Steel Excel Compensation Committee, based on such factors as it shall determine in its sole discretion.

4.3     Equity Incentive. Executive may be eligible to receive grants of equity awards (restricted stock or stock options) from time to time in the future, on such terms and subject to such conditions as the Steel Excel Compensation Committee shall determine in its sole discretion as of the date of any such grant and pursuant to the existing plan(s) of Steel Excel. In addition, upon commencement of Executive’s employment, the Company shall recommend to the Steel Excel Compensation Committee an initial grant of 8,000 shares of restricted stock which will vest 33% on the one-year anniversary date of the Grant Date (as defined in the grant document); 33% on the second anniversary date of the Grant Date; and 34% on the third anniversary of the Grant Date.

4.4     Car Allowance. During the Employment Term, the Executive shall be entitled to a car allowance of {AMOUNT} per month.

4.5     Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in the employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6     Vacation. During the Employment Term, the Executive shall be entitled to {AMOUNT} paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.

4.7     Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8     Tax Acknowledgement. Executive acknowledges that to the extent that any of the compensation and benefits described herein constitutes wages or other taxable income to the Executive, such wages or other taxable income shall be subject to applicable income and employment tax withholding, as required.

5.     Termination of Employment.

5.1     Termination of Agreement by Company. This Agreement may be terminated by the Company by providing notice to the Executive pursuant to Section 24 below upon the occurrence of the following: (a) For Cause (as defined below); (b) Death of the Executive; (c) Disability (as defined below) of the Executive; or (d) Without Cause.

The term “Cause,” as used herein, means: (i) the Executive’s engaging in conduct which is materially injurious to the Company or any of its customer or supplier relationships, monetarily or otherwise; (ii) the Executive’s engaging in any act of fraud, misappropriation or embezzlement or sexual or other harassment of any employee of the Company; (iii) the Executive’s engagement in any act which would or does constitute a felony; (iv) the willful or continued failure by the Executive to substantially perform his duties, including, but not limited to, willful misconduct, gross negligence or other acts of dishonesty; or (v) the Executive’s material violation or breach of this Agreement. The term “Disability,” as used herein, means the Executive’s absence from the full-time performance of his duties hereunder for a period of at least ninety (90) days, whether or not consecutive, within any twelve (12) consecutive month period as a result of any incapacity due to physical or mental illness.

If the Agreement is terminated pursuant to Section 5.1(a), (b), or (c), then Executive shall be entitled to receive from the Company any due but unpaid compensation through the date of termination; if pursuant to Section 5.1(b), all life insurance proceeds to which his estate is entitled pursuant to any life insurance program maintained by the Company in which he is a participant; if pursuant to Section 5.1(c), any disability insurance payments to which he is entitled pursuant to any disability insurance program maintained by the Company in which he is a participant; and any expenses incurred and submitted for reimbursement, in accordance with Section 4.6, but not paid prior to such termination. Executive shall receive no further benefits or compensation, except as required by law.

5.2     Termination of the Agreement by the Executive. (a) This Agreement may be terminated by the Executive by providing written notice to the Company within sixty (60) days following a Material Diminution (as defined below) of the Executive’s position, duties, responsibilities or Base Salary. In such case, the Company shall have ten (10) business days following its receipt of written notice of termination from the Executive to cure. If the Company does not cure within the ten (10) business days following its receipt of written notice from the Executive, termination of the Executive’s employment shall be effective at the end of such ten (10) business day period.

“Material Diminution” shall only mean a situation in which the Executive is no longer employed as a Vice President of the Company, or employed or offered employment in substantially equivalent positions of substantially equivalent companies, regardless of what, if any, additional positions Executive may from time to time hold or not hold with the Company Group, or the material diminution of the duties or responsibilities commensurate with the position of Vice President of the Company, or a reduction of the Executive’s base salary compensation below the amount set forth herein.

(b)     In all other instances, the Executive may voluntarily terminate his employment upon thirty (30) days prior written notice to the Company.

5.3     Severance and Other Payments.

(a)     In the event the Executive’s employment is terminated by the Company Without Cause (which termination shall include the giving of notice not to extend the Term pursuant to Section 1), the Company agrees to pay the Executive: (i) a lump-sum cash payment equal to twelve months of his current monthly base salary (the “Severance Payment”) and (ii) any bonus payment that Executive may be entitled to pursuant to any bonus plans as are then-in-effect and due. Prior to, and as a precondition to the payment of any of the foregoing, the Executive shall deliver to the Company a general release of the Company Group, and each of their officers, directors, employees, agents, successors and assigns (but excluding a release of the Company’s continuing obligations under this Agreement and/or pursuant to its continuing indemnification obligations to Executive under its charters, bylaws, resolutions of the Board and under applicable insurance policies), in a form acceptable to the Company and comply with Section 5.4 below. The Severance Payment and bonus payment shall be made no later than ten (10) business days following the delivery by the Executive of the release referred to above and the resignation required by Section 5.4. If said release and the resignation are not so delivered within sixty (60) days of the termination of the Executive’s employment, then the Executive shall not be entitled to receive any of the payments/benefits described herein.

In all other instances, including termination of the Executive’s employment for Cause, Death of the Executive, or Disability of the Executive, or if the Executive voluntarily leaves the employment of the Company, the Executive shall not be eligible or entitled to, and the Company shall not be obligated to make, any payment following the Executive’s termination, including the Severance Payment or the bonus payment, except as otherwise provided in this Agreement, and the Company shall have no further obligations to the Executive.

(b)     In the event the Executive terminates his employment pursuant to Section 5.2(a), and the Company does not cure timely the situation under which the Executive has elected to terminate his employment, then the Executive shall be entitled to receive from the Company the same payments and benefits as provided for in the first section of Section 5.3(a) above, subject to the same terms and conditions set forth for the receipt of such payments and benefits as provided for in Section 5.3(a) above.

(c)     The Executive’s entitlement to the Severance Payment and other payments listed in the first sentence of Section 5.3(a), described in Sections 5.3(a) and 5.3(b) above, shall not be impacted or otherwise effected by other employment the Executive may obtain and the Executive shall be under no obligation to seek other employment in order to receive such Severance Payment and other payments listed in the first sentence of Section 5.3(a).

5.4     Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

6.     Cooperation. The parties agree that certain matters in which the Executive will be involved during the term of this Agreement may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities.

7.     Confidential Information. The Executive understands and acknowledges that during his employment with the Company, he will have access to and learn about confidential information of the Company. The Executive will not at any time, whether during or after the termination of his employment, divulge, use, furnish, disclose or make available to any person or entity, any non-public information concerning the Company’s business, including without limitation, its marketing plans and strategies, pricing policies, planned strategies related to sources of supply, methods of delivery, customer names, purchasing needs and/or priorities of customers, and the finances or financial information of the Company, so far as such information has come to his knowledge as a result of or subsequent to his employment by the Company, except to the extent that disclosure may be required by law or to the extent that such information is in the public domain through no fault of the Executive. The Executive acknowledges that such information, including without limitation, information regarding the Company’s customers, their purchasing needs and priorities, the Company’s sources of supply, its business plans and financial condition, is non-public, proprietary, and confidential and that the disclosure of such information may cause the Company substantial harm. The Executive understands that the above list is not exhaustive, and that confidential information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive hereby agrees to keep confidential all matters of such nature entrusted to his and agrees not to use or attempt to use any such information in any manner that may harm or cause injury to the Company. In addition, copies of all data files on Executive’s own media must be deleted and a letter stating such must be sent to the Company promptly following the termination of Executive’s employment with the Company but no later than five business days after receiving notice from the Company demanding such deletion. The Executive agrees that upon termination of his employment with the Company he will immediately surrender and turn over to the Company all books, forms, records, reports, lists and all other papers and writings, including items storing computer memory (except computer hard drives from which items relating to the Company and its business have been deleted), relating to the Company and its business, and all other property belonging to the Company, it being understood and agreed that the same are solely the property of the Company.

The Executive understands and agrees that confidential information includes information developed by him in the course of his employment by the Company as if the Company furnished the same confidential information to the Executive in the first instance. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after he employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

The provisions of this Section shall survive the expiration and termination of this Agreement.

8.     Restrictive Covenants.

8.1     Acknowledgment. The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive further understands and acknowledges that the Confidential Information is of great competitive importance and commercial value to the Company and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2     Non-competition. During his employment with the Company, and for a one year period following the termination of Executive’s employment, the Executive will not (i) directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity engaged in a business which sells, manufactures or produces the products sold, manufactured or produced (the “Products”) by the Company Group at the time of the termination of the Executive’s employment under this Agreement or which otherwise competes, directly or indirectly, with the Company Group (a “Competing Business”), or (ii) knowingly solicit or accept business for a Competing Business, (x) from any customer of the Company Group, (y) from any former customer of the Company Group, who purchased any Products during the twelve months preceding the termination of the Executive’s employment under this Agreement, or (z) from any prospect of the Company Group, with whom the Executive met to solicit or with whom the Executive discussed the sale of any Products during the twelve months preceding the termination of the Executive’s employment under this Agreement. Executive acknowledges that the Company Group’s sales of the Products are national in scope. Notwithstanding the foregoing, the Executive may own up to 1% of the outstanding common stock of any class of common equity of a publicly traded entity provided the Executive’s role with the entity is passive in nature.

8.3     Non-solicitation of Employees. During his employment with the Company, and for a two year period following the termination of Executive’s employment, the Executive will not directly or indirectly, as a sole proprietor, member of a partnership or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, induce or solicit, or attempt to induce or solicit, any employee of the Company Group to terminate his or her employment with the Company Group or in any way interfere with the relationship between the Company Group and the employee, and will not solicit, hire, retain or enter into any business arrangements, with or enter into any discussion to do the same, with any person working for, or independent contractor of the Company Group.

8.4     Non-solicitation of Business Relationships. During his employment with the Company Group, and for a one year period following the termination of Executive’s employment therewith, the Executive will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of the Company Group, if such action would have a reasonably foreseeable adverse effect on the business, assets or financial condition of the Company Group or materially interfere with the relationship between any such person or entity and the Company Group.

9.     Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.

10.     Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 7, Section 8 and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8 and Section 9 of this Agreement or the Company’s enforcement thereof.

11.     Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

12.     Proprietary Rights.

12.1     Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefore, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

12.2     Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

12.3     Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

12.4     No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company.

13.     Security.

13.1     Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.

13.2     Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

14.     Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New York, county of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.     Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.     Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the CEO of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.     Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

18.     Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.     Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.     Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21.     Section 409A. This Agreement is intended to comply with Section 409A or an exemption there under and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22.     Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants section contained in this Agreement. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants section of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer.

23.     Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

24.     Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

{COMPANY ADDRESS}

{COMPANY ADDRESS}

Attn: President & CEO

If to the Executive:

{EMPLOYEE ADDRESS}

{EMPLOYEE ADDRESS}

25.     Representations of the Executive. The Executive represents and warrants to the Company that: (a) The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound and (b) The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

26.     Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

27.     Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28.     Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have executed this Agreement as of the date first above written.

Steel Excel Ltd.

By_____________________ Name: Title:

EXECUTIVE

Signature: _____________________ Print Name: ____________________

Exhibit D

Form of Transition Services Agreement

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [___________], 2013, is entered into by and between Black Hawk Energy Services, Inc., a New Mexico corporation (“Seller”), and Black Hawk Acquisition, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined in this Agreement have the meanings assigned to them in the APA (as hereinafter defined).

WHEREAS, Seller, Buyer and the Shareholders, have entered into that certain Asset Purchase Agreement, dated as of October [ ], 2013 (the “APA”), relating to the sale by Seller and the purchase by Buyer of certain assets and the assumption by Buyer of certain liabilities of Seller relating to the Business;

WHEREAS, the APA contemplates the due execution and delivery of this Agreement; and

WHEREAS, Seller has agreed to provide, or cause to be provided, to Buyer, for the benefit of Buyer, certain services required for the operation of the Business on a transitional basis after the Closing, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

SERVICES TO BE PROVIDED

Section 1.1     Provision of Services by Seller. Seller shall use its commercially reasonable efforts to provide the services set forth on Exhibit A hereto and such modified or additional services as may be agreed upon by Seller and Buyer from time to time and set forth in written amendments to this Agreement (collectively, the “Services”) to Buyer in accordance with the terms and conditions set forth in this Agreement. Seller shall use its commercially reasonable efforts to perform the Services in the manner, time and at levels consistent with the extent to which such Services had been performed by Seller immediately prior to the date of the APA subject to the terms of this Agreement (except that Seller will not be required to perform any of the management, strategic, banking/finance or budgeting services which were performed from the New Mexico location prior to the date of the APA). In providing the Services, Seller shall utilize the same standard of care it utilized in operating the Business immediately prior to the date of the APA and in any event no less than a reasonable degree of care. Notwithstanding the foregoing, Buyer acknowledges that Seller (i) is not regularly in the business of providing accounting and administrative services to third parties and (ii) the persons who will be performing the Services have not been offered continued employment with the Seller or Buyer and are in the process of seeking alternative employment (which may result in their being unavailable to perform Services). So long as Seller is not in default of its obligations hereunder, Seller makes no representation or warranty (express or implied) regarding the sufficiency or quality of the Services to be rendered hereunder.

Section 1.2     Transition Plan. Commencing on the date hereof, Seller and Buyer will use commercially reasonable efforts to work together to begin the process of migrating the Services from Seller to Buyer so that the completion of the migration of such Services shall occur as soon as practicable after the Closing. Seller and Buyer agree to cooperate to assure an orderly and efficient transition; provided, however, that Seller shall not be required to incur any out of pocket expense or other liability other than in connection with providing the Services. Each party shall make all decisions, approvals and acceptances reasonably necessary to enable the other party to perform its obligations under this Agreement in a timely and efficient manner.

Section 1.3     Coordinators. Each of Seller and Buyer shall appoint one individual who shall serve as a contact person for purposes of communicating with the other and carrying out this Agreement, and who shall be authorized to act on behalf of the party that appointed him or her as to matters pertaining to this Agreement. The initial coordinators shall be as set forth in Exhibit B hereto. Each of Seller and Buyer shall notify the other in writing as to the name, address, telephone number and e-mail address of any replacement for such designated coordinator.

ARTICLE 2

RELATIONSHIP OF THE PARTIES

Section 2.1     Status of Parties. Seller shall be deemed to be an independent contractor to Buyer. Nothing contained in this Agreement shall create or be deemed to create an employment, agency, joint venture or partnership relationship between the parties. The parties shall not be deemed to be joint employers of any Person.

Section 2.2     Status of Employees and Facilities. Whenever Seller utilizes its (or its Affiliates’) Employees or third party contractors to perform the Services, such Employees and contractors shall at all times remain subject to the sole direction, control and supervision of Seller (or its Affiliate) and not of Buyer (or its Affiliates). In addition, nothing in this Agreement shall be construed to give rise to an employment relationship between Buyer and the Employees of Seller or any other Person performing the Services and Buyer shall have no liability to such Employees or Persons for their wages, compensation, fringe benefits, legally required employer contributions or tax obligations by virtue of the relationships established under this Agreement. No facility or assets of Seller used in performing the Services for or subject to use by Buyer shall be deemed to be transferred, assigned, conveyed or leased to Buyer by such performance or use.

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ARTICLE 3

CONFIDENTIALITY

Section 3.1             Confidentiality.

(a)     As used in this Agreement, “Confidential Information” means all confidential or proprietary information whether written or oral of a party that is disclosed or made available by such party (“Discloser”) to the other party (“Recipient”) in connection with the provision of the Services contemplated hereby. Confidential Information does not include information that (i) is or subsequently becomes generally available to the public other than as a result of or in connection with a breach of this Article 3 or (ii) is lawfully received by a party hereto on a non-confidential basis from a third party that is not bound by an obligation of confidentiality.

(b)     From and after the date hereof, except as expressly authorized in writing by Discloser, (a) Recipient will hold in confidence all Confidential Information of the Discloser and will not disclose or otherwise make available any such Confidential Information to any third party, except in confidence to persons having a bona fide actual need to know in furtherance of Recipient’s exercise of its rights and performance of its obligations under this Agreement, and (b) Recipient will not use any Confidential Information of Discloser, except in furtherance of Recipient’s exercise of its rights and performance of its obligations under this Agreement. If Recipient is compelled to disclose any such information by judicial or administrative process or by other requirements of law, such party shall promptly notify Discloser in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed; provided that such party shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Recipient will take the same degree of care to protect the Confidential Information of Discloser that it uses to protect its own confidential or proprietary information of a similar nature, which will be no less than a reasonable degree of care. Recipient shall, at the request of Discloser, promptly return or, at Recipient’s option, promptly destroy and certify the destruction of the Confidential Information of Discloser, unless such Confidential Information is necessary to be retained in connection with the provision or receipt by the Recipient of Services hereunder.

ARTICLE 4

TERM; TERMINATION OF SERVICES

Section 4.1             Term; Termination of Services.

(a)     This Agreement is effective as of the Closing Date and shall continue in full force and effect for thirty (30) days. Notwithstanding the foregoing, (i) Buyer may, at any time, upon five (5) days notice, terminate any or all of the Services and (ii) either party may terminate the Services in the event of the breach of this Agreement by the other, which breach continues for a period of two business days after written notice is given by the non-breaching party of such breach.

(b)     Notwithstanding termination or expiration of this Agreement, Articles 3 and 5 shall survive and continue in effect beyond such termination or expiration, in accordance with their respective terms and conditions.

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ARTICLE 5

MISCELLANEOUS

Section 5.1            Governing Law; Consent to Jurisdiction; Consent to Service of Process.

(a)     This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its provisions concerning conflict of laws. Each of the parties hereto irrevocably appoints each and every of its officers as its attorneys upon whom may be served, by regular or certified mail at the address set forth in Section 5.2 hereof, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement; and each hereby further agrees that any action or proceeding against it may be commenced and maintained in any court within the State of Delaware by service of process on any such officer, and that the courts of the State of Delaware shall have jurisdiction with respect to the subject matter hereof and the parties hereto.

(b)     THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO A JURY TRIAL WITH REGARD TO ANY DISPUTE OR CLAIM ARISING UNDER THIS AGREEMENT.

(c)     Each party hereby consents to process being served by the other party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of this Section 5.1.

Section 5.2     Notices

All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or national overnight courier or other delivery service, provided that notice by facsimile message shall only be effective if confirmed by at least one other method of notification provided for herein. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by facsimile message to the fax number set forth below or by national overnight courier to the address set forth below, unless such address or fax number is changed by notice to the other party hereto:

If to Buyer:

Black Hawk Acquisition, Inc.
13593 56th St. NW
Williston, ND 58801 and
590 Madison Avenue, 32nd Floor
New York, NY 10022
Attn: John Quicke, President and Chief Executive Officer, Joanne O’Sullivan, Chief Financial Officer, and James McCabe, Jr., Senior Vice President
Facsimile: (212) 520-2337

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with a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky, Esq. and Kenneth Schlesinger, Esq.
Facsimile: (212) 451-2222

If to Seller:

c/o Gregory M. Tucker
Tucker, Burns, Yoder & Hatfield Law Firm
105 N. Orchard
Farmington, New Mexico 87401
Fax no.: (505) 325-6239

with a copy to:

Hallett & Perrin
Attention: Bruce H. Hallett
1445 Ross Avenue, Suite 2400
Dallas, Texas 75202
Fax no: (214) 922-4142

Section 5.3     Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, (b) “or” has the inclusive meaning frequently identified with the phrase “and/or” and (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation.” The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 5.4     Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

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Section 5.5     Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clause or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

Section 5.6     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. A facsimile copy of an executed original of this Agreement shall have the same force and effect as an executed original.

Section 5.7     Entire Agreement. This Agreement and Exhibits attached hereto and the APA together embody the entire agreement and understanding of the parties concerning the subject matter contained herein, and supersedes any and all prior agreements and understandings between the parties, whether written or oral. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No provision of this Agreement may be waived, modified or otherwise changed by any means, including, without limitation, any course of dealing, course of performance or trade usage, or oral evidence of any nature, except pursuant to a writing executed by the party against which enforcement of such waiver, modification or change is sought.

Section 5.8     Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

Section 5.9     No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 5.10    Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder, except as otherwise herein expressly provided. Notwithstanding the foregoing, Buyer may, without the consent of the Seller, assign this Agreement or all or any portion of its rights, interests or obligations hereunder to any of Buyer’s Affiliates.

[Signature page on next page]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

BLACK HAWK ACQUISITION, INC.

By:
Name:
Title:

BLACK HAWK ENERGY SERVICES, INC.

By:
Name:
Title:

[Signature Page of Transition Services Agreement]

EXHIBIT A

Schedule of Seller Services

-	All accounting and other administrative services currently provided by the Employees located in Seller’s New Mexico office (subject to Section 1.1 of the Agreement)

EXHIBIT B

Coordinators

For Seller:

Name: Ken Stevens

Title: President

Mailing Address: 139 Missouri, Bloomfield, New Mexico 87413

Phone: 505-350-1041

Fax: [                 ]

Email: ken@blackhawkenergyservices.com

For Buyer:

Name: Joanne O’Sullivan

Title: Chief Financial Officer

Mailing Address: 13593 56th St. NW, Williston, ND 58801

Phone: 701-609-7218

Fax: (212) 520-2337

Email: joanne.osullivan@sunwellservice.com

Exhibit E

Form of Guarantee

GUARANTY AGREEMENT

This Guaranty Agreement (this “Guaranty”) is made and delivered as of _____________, 2013, by and between Steel Energy, Ltd. (“Guarantor”) and Black Hawk Energy Services, Inc. (“Seller”).

WHEREAS, Seller, Black Hawk Acquisition, Inc. (“Buyer”), Chris Beal, Stuart Buckingham, Kenneth Stevens, Jeff Thomas, and Gregory M. Tucker have entered into an Asset Purchase Agreement, dated as of October 29, 2013 (the “Purchase Agreement”); and

WHEREAS, the Purchase Agreement contemplates that Guarantor will execute and deliver this Guaranty;

NOW, THEREFORE, for value received, the Guarantor hereby agrees as follows:

1.     Guarantor irrevocably and unconditionally guarantees to Seller the prompt performance and payment when due of all of the obligations of the Buyer under Sections 1.6, 1.7 and 6.4 of the Purchase Agreement (the “Obligations”).

2.     The obligations of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and shall remain in full force and effect until the Obligations shall have been satisfied in full, it being the express purpose and intent of Guarantor that its obligations hereunder shall not be discharged except by payment, performance, discharge or other satisfaction in full of all of Guarantor’s obligations hereunder. Such obligations shall not be in any manner whatsoever affected, modified or impaired by the happening from time to time of any assignment of the Obligations to a third party or any event or action that would, in the absence of this clause, result in the release or discharge of Guarantor, by operation of law or otherwise, from the performance of observance of any obligation, covenant or agreement contained in this Guaranty, or the default or failure of Guarantor to perform fully any obligations set forth in this Guaranty.

3.     Guarantor waives diligence, presentment, protest, notice, demand, dishonor and notice of dishonor and any other defenses available to it hereunder as a surety and agrees to be bound to the Obligations as fully as if it were a co-obligor. The parties to the Purchase Agreement may enter into any amendment, waiver or modification of the Purchase Agreement, whether or not such amendment, waiver or modification would in any way increase or decrease the extent of Guarantor’s obligations hereunder, without notice to or consent of Guarantor and without thereby releasing Guarantor hereunder or incurring any liability to Guarantor.

4.     No failure or delay or lack of demand, notice or diligence in exercising any right under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Guaranty.

5.     This Guaranty is an absolute, unconditional and continuing guaranty of payment and performance and not of collection. Seller need not exhaust or pursue any remedy or take any action in respect of the default of any obligation guaranteed hereby prior to or as a condition to proceeding directly under this Guaranty against Guarantor.

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6.     Guarantor agrees that the obligation of Guarantor as a guarantor shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release, or limitation of the liability of the Buyer in bankruptcy, resulting from the operation of any present or future provision of the bankruptcy laws or other similar statute, or from the decision of any court.

7.     This Guaranty is and shall be in every particular available to the successors and assigns of Seller and is and shall always be fully binding upon the successors and assigns of Guarantor, provided that Guarantor shall not assign any of its rights or obligations hereunder without the prior written consent of Seller.

8.     This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware.

Executed as of the date first written above.

Steel Energy, Ltd.

By:____________________________

Accepted:

Black Hawk Energy Services, Inc.

By:____________________________

Ken Stevens, President

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